Exhibit 10.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

DELTAK, L.L.C.

AND

HAMON ACQUISITIONS, INC.

DATED AS OF AUGUST 5, 2011

i

4.29	Foreign Corrupt Practices Act	31
4.30	Money Laundering Laws	31
4.31	OFAC	31
4.32	Intercompany Charges	31
4.33	Disclaimer	31
4.34	Disclosure	31

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE BUYER		32
5.1	Organization; Authority	32
5.2	No Conflict; Consents and Approvals	32
5.3	Litigation	32
5.4	Availability of Funds	33
5.5	No Other Representations	33
5.6	Brokers	33

ARTICLE VI COVENANTS AND AGREEMENTS		33
6.1	Interim Operations of the Seller	33
6.2	Reasonable Access; Confidentiality	35
6.3	Publicity	35
6.4	Records	35
6.5	Filing Tax Returns; Tax Allocations	35
6.6	No Solicitation of Acquisition Proposal	37
6.7	Release of Encumbrances	38
6.8	Regulatory and Other Authorizations; Consents	38
6.9	Updating Schedules	39
6.10	Employees	39
6.11	Letters of Credit	41
6.12	Non-Use of Excluded Assets; Agreement Not to Compete by the Buyer	41
6.13	Agreement Not to Compete by the Seller	42
6.14	Insurance Coverage for Pre-Closing Periods	43
6.15	Environmental Insurance	43
6.16	Bulk Sales Laws	43
6.17	Receivables	43
6.18	Use of Name	43
6.19	Transferred Employees	43
6.20	Closing Conditions	43
6.21	Title and Survey	43
6.22	Termination of Intercompany Accounts	44
6.23	Assigned Customer Contracts	44
6.24	Excluded Partially Performed Customer Contracts	44
6.25	Excluded Completed Customer Contracts	45
6.26	Warranty Service	45
6.27	Procedure For Resolving Disputes Concerning Customer Contracts or Warranty Service	46
6.28	Apportionment	47

ARTICLE VII CONDITIONS TO CLOSING		47
7.1	Conditions to Obligations of the Parties	47
7.2	Conditions to Obligations of the Seller	47
7.3	Conditions to Obligations of the Buyer	48

ARTICLE VIII TERMINATION OF AGREEMENT		48
8.1	Termination	48
8.2	Effect of Termination	49

ARTICLE IX REMEDIES		49
9.1	Survival	49
9.2	Indemnification by the Buyer	49
9.3	Indemnification by the Seller	50
9.4	Exclusive Remedy	50
9.5	Limitations on Indemnification	50
9.6	Procedures	51
9.7	Equitable Remedies	53
9.8	Treatment of Payments	53

ARTICLE X MISCELLANEOUS		53
10.1	Interpretation of Representations	53
10.2	Expenses	53
10.3	Successors and Assigns	53
10.4	Third-Party Beneficiaries	53
10.5	Further Assurances	54
10.6	Notices	54
10.7	Complete Agreement	55
10.8	Headings	55
10.9	Amendment	55
10.10	Waiver	55
10.11	Governing Law	55
10.12	Negotiated Agreement	56
10.13	Counterparts	56
10.14	Incorporation of Exhibits and Schedules	56
10.15	Severability	56

EXHIBITS

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit C	Form of Intellectual Property Assignments
Exhibit D	Form of Non-Competition and Non-Solicitation Agreement
Exhibit E	Certain Title Exceptions
Exhibit E-1	Form of Owner’s Affidavit
Exhibit E-2	Pro Form Owner’s Policy No. 462391
Exhibit F	Certain Survey Exceptions

SCHEDULES

Schedule 1.1	Global Power Employee Plans
Schedule 1.2	Knowledge of the Seller
Schedule 1.3	Letters of Credit
Schedule 1.4	Pending Litigation and Pending Claims
Schedule 2.1(c)	Assigned Contracts
Schedule 2.2(d)	Excluded Contracts
Schedule 2.2(k)	Braden Assets
Schedule 2.2(m)	Other Excluded Assets
Schedule 2.3(g)	Other Assumed Liabilities
Schedule 2.6(b)	Closing Working Capital Statement Example
Schedule 4.1	Qualification
Schedule 4.3	Conflicts
Schedule 4.4	Financial Statements
Schedule 4.5	Taxes
Schedule 4.6	Absence of Certain Changes
Schedule 4.7(a)	Consents of Governmental Authorities
Schedule 4.7(b)	Third-Party Consents
Schedule 4.8	Litigation
Schedule 4.9	Employee Benefit Plans
Schedule 4.10(a)	Owned Real Property
Schedule 4.10(b)	Leased Real Property
Schedule 4.10(c)	Certain Real Property Permitted Encumbrances
Schedule 4.11(a)	Employment Matters
Schedule 4.11(b)	Labor Matters
Schedule 4.11(c)	Certain Employees
Schedule 4.11(d)	Restrictions on Employees
Schedule 4.11(e)	Change in Control and Severance Agreements
Schedule 4.11(f)	WARN Events
Schedule 4.11(g)	Payroll Audits
Schedule 4.11(h)	Workers Compensation Coverage
Schedule 4.11(i)	Independent Contractors and Consultants
Schedule 4.11(j)	Family Medical Leave Act
Schedule 4.11(k)	Immigration
Schedule 4.11(l)	Unemployment or Workers’ Compensation Claims
Schedule 4.12	Material Contracts
Schedule 4.12(i)	Material Disputes
Schedule 4.12(j)	Estimated Costs to Complete Assigned Customer Contracts
Schedule 4.12(k)	Bids and Proposals

Schedule 4.13(a)	Intellectual Property
Schedule 4.13(b)	Intellectual Property Matters
Schedule 4.13(c)	Intellectual Property Claims
Schedule 4.14	Environmental, Health, and Safety Matters
Schedule 4.14(b)	Environmental and Safety Permits
Schedule 4.15	Insurance
Schedule 4.16	Permits
Schedule 4.17	Interests in Personal Property
Schedule 4.18	Accounts Payable
Schedule 4.19	Accounts Receivable
Schedule 4.21	Title to Assets
Schedule 4.22	Sufficiency of Assets
Schedule 4.24	Transactions with Affiliates
Schedule 4.25(a)	Customers
Schedule 4.25(b)	Suppliers
Schedule 4.26	Product Warranty
Schedule 4.28	Subsidiaries
Schedule 5.2(a)	Conflicts (Buyer)
Schedule 5.2(b)	Consents of Governmental Authorities and Third Parties (Buyer)
Schedule 6.1	Interim Operations of the Seller
Schedule 6.10(a)	Transferred Employees
Schedule 6.10(f)	401(k) Participant Loans
Schedule 6.11	Minnesota Workers’ Compensation Letter of Credit
Schedule 6.21(a)	Title Commitment
Schedule 6.21(b)	Owned Real Property Survey
Schedule 6.24	Excluded Partially Performed Customer Contracts
Schedule 7.3	Seller Required Consents

v

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of August 5, 2011 by and between Deltak, L.L.C., a Delaware limited liability company (the “Seller”), and Hamon Acquisitions, Inc., a Delaware corporation (the “Buyer”).

RECITALS

A. Deltak Construction Services Inc., a Wisconsin corporation (“DCSI”), has been merged with and into the Seller pursuant to an Agreement and Plan of Merger, by and between the Seller and DCSI, dated October 29, 2010. References to the Seller in this Agreement shall be deemed to refer to DCSI as applicable;

B. The Seller is engaged in the business of designing and constructing specialty boiler systems and small to mid-sized heat recovery steam generator systems, including designing and constructing any related combined cycle selective catalytic reduction exhaust systems, and providing field support and quality assurance services with respect thereto (as currently conducted by the Seller, the “Business”); provided, however, that notwithstanding any other provision of this Agreement to the contrary, the Business shall not include any assets or liabilities related to the Simple Cycle SCR Business;

C. The Seller desires to sell and assign to the Buyer, and the Buyer desires to purchase and assume from the Seller, substantially all of the assets, and certain specified liabilities, of the Business upon the terms and subject to the conditions set forth in this Agreement;

D. The Seller is a wholly-owned subsidiary of Global Power Equipment Group Inc., a Delaware corporation (“Global Power”);

E. The Buyer is a direct wholly-owned subsidiary of Hamon Corporation, a Delaware corporation (“Hamon”), and an indirect wholly-owned subsidiary of Hamon & Compagnie International SA; and

F. As a condition and inducement to the willingness of the Seller to enter into this Agreement, Hamon has, concurrently with the execution and delivery of this Agreement by the Buyer, executed and delivered a Guarantee pursuant to which Hamon has guaranteed the payment of the Initial Purchase Price to the Seller.

In consideration of the mutual representations, warranties, covenants and agreements and upon the terms and subject to the conditions hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The following capitalized terms used in this Agreement have the following meanings for all purposes of this Agreement:

“Accounting Expert” has the meaning set forth in Section 2.6(c).

“Accounts Receivable” has the meaning set forth in Section 2.1(a).

“Acquisition Proposal” has the meaning set forth in Section 6.6.

“Actions” means any suit, action, arbitration, legal proceeding, administrative, quasi- administrative or enforcement proceeding or arbitration proceeding before any Governmental Authority, or, to the Knowledge of the Seller, any other formal proceeding, criminal prosecution, investigation, inquiry or review of the Seller by any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of this Agreement, “control,” when used with respect to any specified Person, (a) means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and (b) shall be presumed if a Person has the direct or indirect power to appoint or have elected more than fifty percent (50%) of the governing body (e.g., board of directors) of such Person or has direct or indirect ownership of more than fifty percent (50%) of the voting securities of such Person.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 6.5(g).

“Applicable Condition” has the meaning set forth in Section 6.10(e).

“Asset Sale Purchase Price” has the meaning set forth in Section 6.5(g).

“Assigned Contracts” has the meaning set forth in Section 2.1(c).

“Assigned Customer Contracts” has the meaning set forth in Section 6.23.

“Assignment and Assumption of Lease” has the meaning set forth in Section 3.2(e).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Balance Sheet” has the meaning set forth in Section 4.4.

“Base Purchase Price” has the meaning set forth in Section 2.5(a).

“Basket” has the meaning set forth in Section 9.5(a).

“Bill of Sale and Assignment and Assumption Agreement” has the meaning set forth in Section 3.2(b).

“Binding Bids” has the meaning set forth in Section 4.12.

“Braden” means Braden Manufacturing, L.L.C., a Delaware limited liability company and wholly-owned subsidiary of Global Power.

“Business” has the meaning set forth in the recitals.

“Business Day” means any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank located in New York, New York is closed.

“Buyer” has the meaning set forth in the preamble.

“Buyer 401(k) Plan” has the meaning set forth in Section 6.10(f).

“Buyer Fundamental Representations” shall mean those representations in Sections 5.1 (Organization; Authority) and 5.6 (Brokers).

“Buyer Indemnitees” has the meaning set forth in Section 9.3.

“Buyer’s Survey Objections” has the meaning set forth in Section 6.21(b).

“Cap” has the meaning set forth in Section 9.5(a).

“Claim” has the meaning set forth in Section 9.6(a).

“Claim Response” has the meaning set forth in Section 9.6(a).

“Claims Notice” has the meaning set forth in Section 9.6(a).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Net Working Capital” means the Working Capital Assets as of the Closing Date less the Working Capital Liabilities as of the Closing Date, as adjusted in a manner consistent with the Closing Working Capital Statement – Example, set forth in Schedule 2.6(b).

“Closing Working Capital Statement” means a statement setting forth the Closing Net Working Capital.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 6.2(b).

“Consent” means any consent, approval, authorization, qualification, waiver, registration or notification.

“Contracts” means all written contracts, leases, licenses, agreements (including any amendments and other modifications thereto) or commitments, arrangements or undertakings that are binding upon the Seller.

“Customer Contract Dispute” has the meaning set forth in Section 6.27(a).

“DCSI” has the meaning set forth in the recitals.

“Dispute Notice” has the meaning set forth in Section 6.27(a).

“Dollars” or “$” means the lawful currency of the United States.

“Employee Plans” has the meaning set forth in Section 4.9(a).

“Encumbrances” means any mortgage, lien, option, security interest, pledge, restriction on use or transferability or other claim, charge or encumbrance of a similar nature on any property or property interest.

“Environment” means soil, surface waters, groundwater, land, stream, sediments, surface or subsurface strata and air.

“Environmental Insurance Policy” has the meaning set forth in Section 6.15.

“Environmental Law” means the Clean Air Act, the Clean Water Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Emergency Planning and Community Right-to-Know Act of 1986, the Occupational Safety and Health Act of 1970 and the Resource Conservation and Recovery Act of 1976, each as amended, together with all other applicable Laws, Permits and Orders of any Government Authority regarding the Environment or concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Escrow Agent” has the meaning set forth in Section 2.5(b).

“Escrow Agreement” has the meaning set forth in Section 2.5(b).

“Estimated Month-End Net Working Capital” has the meaning set forth in Section 2.6(a).

“Estimated Net Working Capital Adjustment” has the meaning set forth in Section 2.6(a).

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Completed Customer Contracts” has the meaning set forth in Section 6.25.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Excluded Partially Performed Customer Contracts” has the meaning set forth in Section 6.24.

“FCPA” has the meaning set forth in Section 4.29.

“Federal Employment Tax” means any Tax reported on a Federal Employment Tax Return with respect to the Transferred Employees.

“Federal Employment Tax Returns” means the Forms W-2 (Wage and Tax Statement); Forms 941 (Employer’s Quarterly Federal Tax Return); Forms W-4 (Employee’s Withholding Allowance Certificate) and Forms W-5 (Earned Income Credit Advance Payment Certificate) on which wages and other compensation paid to the Transferred Employees during calendar year 2011 are reported.

“Financial Statements” has the meaning set forth in Section 4.4.

“GAAP” means United States generally accepted accounting principles.

“General Escrow” has the meaning set forth in Section 2.5(b).

“General Escrow Amount” has the meaning set forth in Section 2.5(b).

“General Escrow Fund” has the meaning set forth in Section 2.5(b).

“Global Power” has the meaning set forth in the recitals.

“Global Power Employee Plans” means the items set forth on Schedule 1.1.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of applicable Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Hamon” has the meaning set forth in the recitals.

“Hazardous Material” means any pollutant, toxic substance, including asbestos and asbestos-containing materials, hazardous waste, hazardous material, hazardous substance, contaminant, petroleum or petroleum-containing materials, radiation and radioactive materials and polychlorinated biphyenyls as defined in any Environmental Law.

“Indemnitee” has the meaning set forth in Section 9.6(a).

“Indemnitor” has the meaning set forth in Section 9.6(a).

“Initial Purchase Price” has the meaning set forth in Section 2.5(a).

“Initial Release Date” has the meaning set forth in Section 2.5(b).

“Initial Release Date Pending Claims” has the meaning set forth in Section 2.5(b).

“Initially Released General Escrow Funds” has the meaning set forth in Section 2.5(b).

“Initiating Party” has the meaning set forth in Section 6.27(b).

“Intellectual Property” means any and all (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto existing on the Closing Date, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisionals and reexaminations thereof; (ii) trademarks, service marks, trade dress, logos, trade names, assumed names and corporate names, together with all translations, adaptations, derivations and combinations thereof, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (iii) copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith; (iv) mask works and all applications, registrations and renewals in connection therewith; (v) trade secrets and confidential business information (including ideas, research and development, know-how, technology, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); (vi) computer software (including data and related software program documentation in computer-readable and hard-copy forms); (vii) other intellectual property and proprietary rights of any kind, nature or description, including web sites, web site domain names and other e-commerce assets and resources of any kind or nature; and (viii) copies of tangible embodiments thereof (in whatever form or medium).

“Intellectual Property Assets” has the meaning set forth in Section 2.1(d).

“Intellectual Property Assignments” has the meaning set forth in Section 3.2(c).

“Intergroup Payables” means all amounts owed by the Seller, on the one hand, to Global Power or any of its Affiliates (other than the Seller), on the other hand.

“Intergroup Receivables” means all amounts owed to the Seller, on the one hand, by Global Power or any of its Affiliates (other than the Seller), on the other hand.

“Interim Financial Statements” has the meaning set forth in Section 4.4.

“Inventory” has the meaning set forth in Section 2.1(b).

“IRCA” has the meaning set forth in Section 4.11(k).

“IRS” means the United States Internal Revenue Service.

“Knowledge of the Seller” means the actual knowledge, after reasonable inquiry into the relevant matter, of the Persons whose names are set forth on Schedule 1.2.

“Law” means any law, statute, treaty, code, ordinance, regulation, rule or Order of any Governmental Authority.

“Leased Real Property” means the property leased pursuant to the Occupancy Lease.

“Letter of Credit” means the letter of credit set forth on Schedule 1.3.

“Liability” means any direct or indirect liability, indebtedness, obligation, expense, debt, claim, loss, damage, deficiency or guaranty by any Person, whether secured or unsecured, recourse or non- recourse, filed or unfiled, accrued or unaccrued, due or to become due, or liquidated or unliquidated.

“Losses” has the meaning set forth in Section 9.2.

“Material Adverse Effect” means any event, fact, condition, change, occurrence or development that has had or is reasonably likely to have a material adverse effect on (a) the Business, assets, liabilities, properties, operations or results of operations, or condition (financial or otherwise) of the Seller, taken as a whole, or (b) the Seller’s ability to consummate the transactions contemplated by this Agreement, excluding any effect resulting from (i) general economic conditions that do not disproportionately affect the Business or the Seller, (ii) any economic conditions affecting the industry in which it conducts its business generally that do not disproportionately affect the relevant party, (iii) the execution, announcement or performance of this Agreement or the consummation of the transactions contemplated hereby (including the loss of any material customer as a result thereof), or (iv) any actions required or permitted under this Agreement.

“Material Contract” has the meaning set forth in Section 4.12.

“Mediation Notice” has the meaning set forth in Section 6.27(b).

“Money Laundering Laws” has the meaning set forth in Section 4.30.

“Month-End Net Working Capital” means the Working Capital Assets as of the end of the month immediately preceding the Closing Date less the Working Capital Liabilities as of that date, as adjusted in a manner consistent with the Closing Working Capital Statement – Example, set forth in Schedule 2.6(b).

“Non-Competition and Non-Solicitation Agreement” has the meaning set forth in Section 3.2(f).

“Occupancy Lease” means the lease described in Schedule 4.10(b).

“Order” means any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Authority.

“Owned Real Property” means the property described in Schedule 4.10(a).

“Pending Litigation and Pending Claims” means the matters set forth on Schedule 1.4.

“Permits” means any license, permit, registration, clearance, exemption, approval, authorization, certificate of authority, qualification or similar document or authority that has been issued or granted by any Governmental Authority.

“Permitted Encumbrances” means (a) Encumbrances for Taxes, assessments and other charges of Governmental Authorities not yet due and payable or being contested in good faith by appropriate proceedings for which collection or enforcement against the property is stayed, (b) mechanics’, workmens’, repairmen’s, warehousemen’s or carriers’ Encumbrances arising or incurred in the ordinary course of business consistent with past practice or by operation of Law if the underlying obligations are not delinquent, and (c) with respect to the Owned Real Property (i) the items set forth on Schedule 4.10(c), (ii) any condition that would be shown by a current, accurate survey, (iii) any other encroachments, covenants, conditions, restrictions, easements and other similar matters of record that do not materially interfere with the conduct of the Business and that individually or in the aggregate do not render title unmarketable or uninsurable, or materially impair the value or use of the Owned Real Property affected thereby, and (iv) zoning, building and other similar restrictions; provided, however, that none of the foregoing described in clauses (b) or (c) will individually or in the aggregate materially impair the continued use and operation of the property to which they relate in the Business. Notwithstanding the foregoing, as used in this Agreement, the Permitted Encumbrances shall not include: any mortgage lien, mechanics’ lien or judgment lien against the Seller’s interest in the Real Property not caused by the Buyer. In the event any mortgage lien, mechanics’ lien or judgment lien appears on the Title Commitment (as hereinafter defined) or otherwise arises with respect to the Seller’s interest in the Real Property on or prior to the Closing, except to the extent caused by the Buyer, the Seller shall either (x) satisfy such lien out of the proceeds payable to the Seller at the Closing or (y) permit the Buyer to withhold an amount of the Initial Purchase Price sufficient to satisfy such lien in the event that the relevant lien was established in error (provided that to the extent such lien is released without payment, the Buyer shall promptly pay such withheld amount to the Seller in immediately available funds). In the event any funds are withheld at Closing pursuant to this paragraph, the Buyer shall permit the Seller a reasonable time (not to exceed one hundred twenty (120) days) to cause such lien be released without payment.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, joint venture, unincorporated society or association, trust or other legal entity or Governmental Authority.

“Personal Property” has the meaning set forth in Section 2.1(e).

“Post-Closing Period Taxes” means any Tax attributable to the Business or the Purchased Assets for a Post-Closing Tax Period.

“Post-Closing Straddle Period” means that portion of a Straddle Period that begins the day after the Closing Date.

“Post-Closing Straddle Period Taxes” means for Taxes attributable to the Business or the Purchased Assets for a Straddle Period, all such Taxes other than Pre-Closing Straddle Period Taxes. For avoidance of doubt, Post-Closing Straddle Period Taxes shall not include Transfer Taxes (as described in Section 6.5(f)) and Federal Employment Taxes in respect of the Transferred Employees.

“Post-Closing Tax Period” means any Tax period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Period Taxes” means any Taxes attributable to the Business or the Purchased Assets for a Pre-Closing Tax Period.

“Pre-Closing Straddle Period” means that portion of a Straddle Period that ends on and includes the Closing Date.

“Pre-Closing Straddle Period Taxes” means for those Taxes attributable to the Business or the Purchased Assets for a Straddle Period: (a) with respect to Taxes imposed on or measured by sales, use, value-added, income, receipts, profits or payment of wages, the portion of all such Taxes that would have been due had the Straddle Period ended on and included the Closing Date; and (b) with respect to all other Taxes, an amount equal to the total of all other such Taxes multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period, and the denominator of which is the number of days in the entire Straddle Period. For avoidance of doubt, Pre-Closing Straddle Period Taxes shall not include Transfer Taxes (as described in Section 6.5(f)) or Federal Employment Taxes in respect of the Transferred Employees.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on (and including) the Closing Date, or ending before the Closing Date.

“Pressure Part System Components” means the internal components of a heat recovery steam generator system containing pressurized water and steam which capture gas turbine exhaust energy for the purpose of creating steam for power generation or industrial use.

“Purchase Price” has the meaning set forth in Section 2.5(a).

“Purchased Assets” has the meaning set forth in Section 2.1.

“Real Property” means all of the Seller’s real property and interest in real property, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, rights of way, all buildings and other improvements thereon and other real property interests currently used in the Business or operations of the Seller.

“Recipient Party” has the meaning set forth in Section 6.27(b).

“Response Period” has the meaning set forth in Section 9.6(a).

“Responsible Party” has the meaning set forth in Section 9.6(c).

“Seller” has the meaning set forth in the preamble.

“Seller Fundamental Representations” shall mean those representations in Sections 4.1 (Organization; Good Standing), 4.2 (Authority), 4.17 (Personal Property) (but only the first sentence thereof), 4.21 (Title to Assets), 4.23 (Brokers), 4.29 (Foreign Corrupt Practices Act), 4.30 (Money Laundering Laws), and 4.31 (OFAC).

“Seller Indemnitees” has the meaning set forth in Section 9.2.

“Simple Cycle SCR Business” means the business of designing, constructing, manufacturing, marketing, and/or selling simple cycle selective catalytic reduction exhaust systems, including NOx catalyst systems and/or CO catalyst systems behind a gas turbine.

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Successor” means, with respect to any Person, any other Person that following the Closing directly acquires all or substantially all of the assets of such Person.

“Survey” has the meaning set forth in Section 6.21(b).

“Target Net Working Capital” means Zero Dollars ($0).

“Tax” means any federal, state, local or foreign net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, commercial activity, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties, additions to tax or additional amounts imposed by any Taxing Authority.

“Tax Contest” has the meaning set forth in Section 6.5(d).

“Tax Returns” means all returns (including information returns), statements, reports, forms, declarations and other similar documents required to be filed or delivered with respect to any Tax.

“Taxing Authority” means any Governmental Authority responsible for the administration or imposition of any Tax.

“Termination Notice” has the meaning set forth in Section 6.27(b).

“Third-Party Software” has the meaning set forth in Section 4.13(a).

“Title Commitment” has the meaning set forth in Section 6.21(a).

“Title Company” means First American Title Insurance Company.

“Title Policy” has the meaning set forth in Section 6.21(a).

“Top 10 Customers” has the meaning set forth in Section 4.25(a).

“Top-Up Amount” means an amount equal to the sum of (a) the amount of any warranty claims pending with respect to the Excluded Partially Performed Customer Contracts and the Excluded Completed Customer Contracts, but not yet distributed from the Warranty Escrow and (b) the amount distributed from the Warranty Escrow prior to the first (1st) anniversary of the Closing Date; provided, however, that the “Top-Up Amount” shall not exceed Five Hundred Fifty Thousand Dollars ($550,000).

“Transfer Taxes” has the meaning set forth in Section 6.5(f).

“Transferred Employees” has the meaning set forth in Section 6.10(a).

“Treasury Regulations” means final and temporary regulations promulgated under the Code.

“WARN Act” has the meaning set forth in Section 4.11(f).

“Warranty Escrow” has the meaning set forth in Section 2.5(c).

“Warranty Escrow Amount” has the meaning set forth in Section 2.5(c).

“Warranty Escrow Fund” has the meaning set forth in Section 2.5(c).

“Warranty Obligations” has the meaning set forth in Section 6.26.

“Working Capital Assets” means trade receivables (net of reserves), other ordinary course receivables, inventory, costs in excess of billings and other current assets determined in a manner consistent with the Closing Working Capital Statement – Example, set forth in Schedule 2.6(b), including asset account balances related to the Assigned Customer Contracts, but excluding any asset account balances related to the Excluded Partially Performed Customer Contracts.

“Working Capital Liabilities” means accounts payable, accrued compensation and benefits, billings in excess of costs and other accrued liabilities, including liability account balances related to the Assigned Customer Contracts, in each case, incurred in the ordinary course of business determined in a manner consistent with the Closing Working Capital Statement – Example, set forth in Schedule 2.6(b), but excluding (i) warranty reserves for the Assigned Customer Contracts and the Excluded Completed Customer Contracts, and (ii) warranty reserves and other liability account balances for the Excluded Partially Performed Customer Contracts.

1.2 Interpretation. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, and the part the whole, (b) references to any gender include all genders, (c) “include” or “including” has the inclusive meaning frequently identified with the phrases “but not limited to” and “without limitation,” and (d) references to “hereof,” “hereunder” or “herein” relate to this Agreement. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP.

ARTICLE II

SALE AND PURCHASE

2.1 Sale and Purchase of Assets. Subject to the terms and conditions set forth herein, at the Closing, the Buyer shall purchase and acquire from the Seller, and the Seller shall sell, convey, assign, transfer and deliver to the Buyer, free and clear of any Encumbrances other than Permitted Encumbrances, all of the Seller’s right, title and interest in, to and under all of the assets, properties and rights (other than the Excluded Assets), which relate to, or are used, owned but not used, or held for use in connection with, the Business (collectively, the “Purchased Assets”), including the following:

(a) all accounts or notes receivable of the Seller related to the Assigned Contracts, and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”);

(b) all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories (“Inventory”);

(c) all Contracts set forth on Schedule 2.1(c) and all other Contracts that relate to or arise out of the Purchased Assets (the “Assigned Contracts”);

(d) all Intellectual Property that is owned or licensed by the Seller, including all Intellectual Property used in or necessary for the conduct of the Business (“Intellectual Property Assets”);

(e) all machinery, equipment, furniture, fixtures, tools, parts, supplies, office equipment and other tangible personal property (the “Personal Property”);

(f) all Real Property;

(g) to the extent transferable, all Permits that are held by the Seller and required for the conduct of the Business or for the ownership and use of the Purchased Assets, including the Permits listed on Schedule 4.14(b) and Schedule 4.16;

(h) to the extent transferable, all certifications, ratings, listings, and similar rights and benefits of the Seller that are held by the Seller and used in the conduct of the Business or used in connection with the ownership or use of the Purchased Assets;

(i) all prepaid expenses, credits, advance payments and security deposits;

(j) all of the Seller’s rights under warranties and all similar rights against third parties to the extent related to the Purchased Assets;

(k) originals or, where not available, copies of all books and records, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, and sales material and records in the possession of the Seller; and

(l) all goodwill and the going concern value of the Business.

2.2 Excluded Assets. All assets of the Seller or any of its Affiliates that are not included in the Purchased Assets as described in Section 2.1 shall be retained by the Seller or such Affiliate, as the case may be, and are referred to herein as the “Excluded Assets.” Notwithstanding Section 2.1, “Excluded Assets” shall include:

(a) all cash, cash equivalents, and other marketable or non-marketable securities in hand or in bank accounts held by the Seller;

(b) all accounts or notes receivable of the Seller related to the Excluded Assets, and any security, claim, remedy or other right related to any of the foregoing;

(c) all Intergroup Receivables;

(d) Contracts that are not Assigned Contracts, including those set forth on Schedule 2.2(d);

(e) the organizational documents, minute books, unit books, Tax Returns, books of account or other records having to do with the organization of the Seller and all books, records, files and papers prepared in connection with this Agreement and the transactions contemplated by this Agreement;

(f) all rights under the Employee Plans and the Global Power Employee Plans and all assets, records, and vendor arrangements associated with such Employee Plans and Global Power Employee Plans, as the case may be, whether held by the Seller or its Affiliates in trust or otherwise;

(g) all refunds, rebates or credits of Taxes attributable to the Business or the Purchased Assets for Pre-Closing Tax Periods, provided that such refund, rebate or credit is not included as a Purchased Asset in the determination of Closing Net Working Capital;

(h) all claims available to or being pursued by the Seller to the extent related to Excluded Assets or the Excluded Liabilities;

(i) all Purchased Assets sold or otherwise disposed of in the ordinary course of business consistent with past practice and in compliance with Section 6.1 from the date hereof to the Closing Date;

(j) all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities, except to the extent that the Buyer has incurred costs as a result of an insured or insurable event and has not otherwise been reimbursed;

(k) the assets associated with the Simple Cycle SCR Business, including the assets set forth on Schedule 2.2(k) and the technology related to the Simple Cycle SCR Business set forth on Schedule 2.2(k);

(l) the rights that accrue or will accrue to the Seller under this Agreement and the other documents delivered by the parties in connection herewith; and

(m) the assets, properties and rights set forth on Schedule 2.2(m).

2.3 Assumed Liabilities. Subject to the terms and conditions set forth herein, at the Closing, the Buyer will assume and thereafter pay, discharge or perform when due the following Seller’s Liabilities, to the extent arising out of or pertaining to the Business or the Purchased Assets, other than the Excluded Liabilities (the “Assumed Liabilities”):

(a) all Liabilities that accrue with respect to the operation of the Business and the ownership, operation and use of the Purchased Assets following the Closing;

(b) all Liabilities of the Seller in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed following the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by the Seller on or prior to the Closing Date;

(c) all Liabilities that relate to any Tax of the Business or the Purchased Assets, whether disputed or not, for Post-Closing Tax Periods or for the Post-Closing Straddle Period;

(d) all Liabilities arising after the Closing that relate to the Buyer’s employment or termination of Transferred Employees or compensation or employee benefits provided by the Buyer to Transferred Employees, but excluding any Liabilities arising from the Seller’s employment or termination of Transferred Employees and except as provided in Section 6.10;

(e) all Liabilities of the Business to the extent included or reflected in the Closing Net Working Capital set forth in the Closing Working Capital Statement that is final and binding upon the parties pursuant to Section 2.6;

(f) all Liabilities of the Seller that are required to be performed or observed on or after the Closing under the Permits assigned and transferred to the Buyer pursuant to Section 2.1(g) to the extent, in the case of each particular Permit, that the rights and benefits under such Permit have been assigned to or received by the Buyer; and

(g) the Liabilities of the Seller set forth on Schedule 2.3(g).

2.4 Excluded Liabilities. All Liabilities of the Seller that are not included in the Assumed Liabilities are referred to herein as the “Excluded Liabilities.” The Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities that they are obligated to pay and satisfy. The Excluded Liabilities shall not be assumed by the Buyer hereunder and shall include the following:

(a) all Liabilities that accrue with respect to the Excluded Assets;

(b) all Liabilities that accrue with respect to the operation of the Business and the ownership, operation and use of the Purchased Assets by the Seller prior to the Closing, including warranty claims relating to the operation of the Business by the Seller prior to the Closing;

(c) all Liabilities that relate to any Tax of the Business or the Purchased Assets, whether disputed or not, for Pre-Closing Tax Periods or for the Pre-Closing Straddle Period;

(d) all Liabilities in respect of the Pending Litigation and Pending Claims;

(e) all Liabilities in respect of any Employee Plans or any Global Power Employee Plans;

(f) all Liabilities related to the items set forth on Schedule 2.2(k);

(g) all Liabilities of the Seller in respect of trade accounts payable of the Business that remain unpaid as of the Closing Date; and

(h) all Intergroup Payables.

2.5 Purchase Price.

(a) Purchase Price. In consideration for the Purchased Assets, the Buyer shall pay to the Seller an amount equal to Thirty-One Million Dollars ($31,000,000) (the “Base Purchase Price”) subject to adjustment pursuant to Section 2.6 (such amount, as adjusted, the “Purchase Price”) and assume the Assumed Liabilities. At the Closing: (i) the Base Purchase Price plus or minus the Estimated Net Working Capital Adjustment (the “Initial Purchase Price”) less the General Escrow Amount and the Warranty Escrow Amount shall be paid by the Buyer to the Seller and (ii) the General Escrow Amount and the Warranty Escrow Amount shall be deposited by the Buyer with the Escrow Agent, in each case, by wire transfer of immediately available funds to an account or accounts designated in writing by the Seller and the Escrow Agent, as applicable, and delivered to the Buyer at least two (2) Business Days prior to the Closing Date.

(b) General Escrow. At the Closing, an amount equal to Six Million Two Hundred Thousand Dollars ($6,200,000) (the “General Escrow Amount”) of immediately available funds from the Initial Purchase Price shall be deposited by the Buyer to an escrow account (the “General Escrow”) with Wells Fargo Bank, National Association (or such other institution mutually agreed upon by the parties) as escrow agent (the “Escrow Agent”), such deposit to constitute the general escrow fund (the “General Escrow Fund”), and the disposition of the General Escrow Fund will be governed by the terms of the escrow agreement substantially in the form attached hereto as Exhibit A (the “Escrow Agreement”). Subject to Section 2.5(c), on the first (1st) anniversary of the Closing Date (the “Initial Release Date”), all of the then remaining General Escrow Fund in excess of the sum of Three Million One Hundred Thousand Dollars ($3,100,000) plus any amounts (i) that the Buyer is entitled to, but has not at the relevant time received, from the General Escrow pursuant to the Escrow Agreement and (ii) with respect to any unresolved Claims set forth in Claims Notices properly given by the Buyer prior to the Initial Release Date, including the disputed portion of any such Claims (all of such Claims in clauses (i) and (ii) being hereinafter referred to as “Initial Release Date Pending Claims”) shall be released to the Seller in accordance with the Escrow Agreement (such amount, the “Initially Released General Escrow Funds”). As soon as reasonably practicable upon resolution pursuant to the Escrow Agreement of any Initial Release Date Pending Claims, all of the General Escrow Fund related to such Initial Release Date Pending Claims that is not payable to the Buyer in accordance with such resolution shall be released to the Seller in accordance with the Escrow Agreement. The General Escrow will be maintained and administered by the Escrow Agent pursuant to the terms of the Escrow Agreement until the fifth (5th) anniversary of the Closing Date. The procedure for claims in connection with Losses against the General Escrow Fund will be governed by the terms of the Escrow Agreement.

(c) Warranty Escrow. At the Closing, Seven Hundred Fifty Thousand Dollars ($750,000) (the “Warranty Escrow Amount”) of immediately available funds from the Initial Purchase Price shall be deposited by the Buyer to an escrow account (the “Warranty Escrow”) with the Escrow Agent, such deposit to constitute the warranty escrow fund (the “Warranty Escrow Fund”), and the disposition of the Warranty Escrow Fund will be governed by the terms of the Escrow Agreement. On the Initial Release Date, the Top-Up Amount shall be deposited in the Warranty Escrow out of the Initially Released General Escrow Funds, to the extent available for distribution, or otherwise by the Seller. The Warranty Escrow will be maintained and administered by the Escrow Agent pursuant to the terms of the Escrow Agreement. The procedure for claims in connection with Losses against the Warranty Escrow Fund will be governed by the terms of the Escrow Agreement. The Buyer shall be able to make claims against both the General Escrow and the Warranty Escrow with respect to warranty claims related to the Excluded Partially Performed Customer Contracts and the Excluded Completed Customer

Contracts as contemplated by Section 6.24 through Section 6.26; provided, however, that, with respect to any such claim, the Buyer shall not be entitled to recover from the General Escrow or the Warranty Escrow to the extent that the Buyer has been compensated for such claim from the funds of the other.

2.6 Working Capital Adjustment.

(a) Estimated Month-End Net Working Capital. At least five (5) days prior to the Closing Date, the Seller shall prepare, or cause to be prepared, a good faith estimate of the Month-End Net Working Capital (the “Estimated Month-End Net Working Capital”) and shall deliver such good faith estimate to the Buyer. If the Estimated Month-End Net Working Capital is less than the Target Net Working Capital, the Base Purchase Price shall be reduced by the amount of such shortfall, subject to further adjustment as provided in this Section 2.6, and (ii) if the Estimated Month-End Net Working Capital is greater than the Target Net Working Capital, the Base Purchase Price shall be increased by the amount of such excess, subject to further adjustment as provided in this Section 2.6. The amount of any such adjustment is referred to herein as the “Estimated Net Working Capital Adjustment”.

(b) Preparation of Closing Working Capital Statement.

(i) Within thirty (30) Business Days following the Closing, the Buyer shall prepare, or cause to be prepared, the Closing Working Capital Statement and shall deliver such Closing Working Capital Statement to the Seller.

(ii) The Seller shall, in connection with the preparation of the Closing Working Capital Statement, provide, and cause its Affiliates, agents and representatives to provide, to the Buyer and its Affiliates, agents and representatives, all information and assistance that may be reasonably requested.

(iii) The Seller shall, within thirty (30) Business Days following receipt of the Closing Working Capital Statement notify the Buyer in writing that the Seller disputes any item set forth in the Closing Working Capital Statement, providing reasonable details with respect to each such disputed item. If the Seller does not timely notify the Buyer, the Closing Working Capital Statement shall be deemed agreed to by the Seller and shall be final and binding upon the parties.

(iv) The Buyer, during the thirty (30) Business Day period referred to in Section 2.6(b)(iii), shall (A) provide the Seller with any information and copies of any working papers reasonably requested by the Seller as to the preparation of the Closing Working Capital Statement and (B) permit the Seller and its Affiliates, agents and representatives to have and receive access to, extracts from and copies of any books and records of the Business.

(c) Disputed Closing Working Capital Statement.

(i) In the event that the Seller disputes the Closing Working Capital Statement pursuant to Section 2.6(b)(iii), then the parties shall jointly, within ten (10) Business Days of the receipt by the Buyer of the notice referred to in Section 2.6(b)(iii), appoint RMS McGladrey, Inc. (or, in the case that RMS McGladrey, Inc. does not accept such appointment, such other independent accounting firm as the parties, acting in good faith, shall mutually agree upon) (the “Accounting Expert”) to resolve such disputed matters. Following a determination by the Accounting Expert, the Closing Working Capital Statement shall be deemed to be amended to the extent necessary to accord with such determination and, as so amended, shall constitute the Closing Working Capital Statement, which shall be final and binding upon the parties.

(ii) The Accounting Expert shall be instructed by the parties to determine only the matters in dispute and provide its determination simultaneously to the parties as soon as practicable (but in any event within twenty (20) Business Days of the acceptance by the Accounting Expert of its appointment hereunder).

(iii) Each party, at its own cost, shall immediately upon the acceptance of the Accounting Expert of its appointment hereunder:

(A) provide the Accounting Expert full access to its books and records and any information requested by the Accounting Expert to complete any determination under this Section 2.6; and

(B) have the right to make submissions to the Accounting Expert in respect of any determination to be made under this Section 2.6.

(iv) The Accounting Expert’s determination of any matter referred to it under this Section 2.6 shall be in writing and shall be final and binding upon the parties. In making a determination under this Section 2.6, the Accounting Expert shall act as an expert and not as an arbitrator. The fees and expenses of the Accounting Expert shall be borne by the party whose position (amount claimed or disputed) is furthest from the amount determined by the Accounting Expert.

(d) Adjustment for Working Capital.

(i) If the Closing Net Working Capital set forth in the Closing Working Capital Statement agreed to, or deemed agreed to, by the Seller pursuant to Section 2.6(b)(iii) or as amended pursuant to the determinations made by the Accounting Expert pursuant to Section 2.6(c) is:

(A) greater than the Estimated Month-End Net Working Capital, then the Buyer shall pay to the Seller (by wire transfer of immediately available funds to an account or accounts designated in writing by the Seller and delivered to the Buyer at least two (2) Business Days prior to the date when such payment is required to be made) on or before the day that is five (5) Business Days after the date upon which the Closing Working Capital Statement is final and binding upon the parties pursuant to Section 2.6, an amount that is equal to the difference between the Closing Net Working Capital and the Estimated Month-End Net Working Capital as an adjustment to the Initial Purchase Price; or

(B) less than the Estimated Month-End Net Working Capital, then the Seller shall pay to the Buyer (by wire transfer of immediately available funds to an account or accounts designated in writing by the Buyer and delivered to the Seller at least two (2) Business Days prior to the date when such payment is required to be made) on or before the day that is five (5) Business Days after the date upon which the Closing Working Capital Statement is final and binding upon the parties pursuant to Section 2.6, an amount that is equal to the difference between the Estimated Month-End Net Working Capital and the Closing Net Working Capital as an adjustment to the Initial Purchase Price.

(ii) If any payment is made pursuant to Section 2.6(d)(i), then the Initial Purchase Price shall be deemed (for all purposes, including Tax) to have been further adjusted to reflect such payment.

ARTICLE III

CLOSING AND DELIVERIES

3.1 Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at 10:00 a.m., New York time, at the offices of Thompson Hine LLP, 335 Madison Avenue, 12th Floor, New York, New York, 10017-4611, on the later of (a) August 31, 2011 and (b) the fifth (5th) Business Day following the satisfaction or waiver of each of the conditions set forth in Article VII (other than those conditions that, by their nature, are to be satisfied at the Closing), or at such other time and place or on such other date as the parties may agree (the “Closing Date”). All actions to be taken and all documents to be executed and delivered by the parties at the Closing shall be deemed to have been taken and executed simultaneously, and no actions shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

3.2 Deliveries by the Seller. At the Closing, the Seller shall deliver or cause to be delivered to the Buyer the following items (unless the delivery of any of the following items is waived by the Buyer):

(a) acknowledgement of receipt of the Initial Purchase Price less the General Escrow Amount and the Warranty Escrow Amount by the Seller in a form reasonably satisfactory to the Buyer;

(b) a bill of sale and assignment and assumption agreement substantially in the form attached hereto as Exhibit B (the “Bill of Sale and Assignment and Assumption Agreement”), duly executed by the Seller;

(c) assignments of the Intellectual Property Assets substantially in the forms attached hereto as Exhibit C (the “Intellectual Property Assignments”), duly executed by the Seller and/or Global Power, as applicable;

(d) with respect to the Owned Real Property, a limited warranty deed, duly executed and notarized by the Seller, transferring the Owned Real Property to the Buyer subject to Permitted Encumbrances;

(e) with respect to the Leased Real Property, an assignment and assumption of the Occupancy Lease (the “Assignment and Assumption of Lease”), duly executed by the Seller, assigning to the Buyer all of the Seller’s right, title and interest as tenant thereunder;

(f) a non-competition and non-solicitation agreement substantially in the form attached hereto as Exhibit D (the “Non-Competition and Non-Solicitation Agreement”), duly executed by Global Power;

(g) a copy of the certificate of formation of the Seller and all amendments thereto, certified as of the most recent practicable date by the Delaware Secretary of State;

(h) a certificate of the Delaware Secretary of State as to the good standing of the Seller in the State of Delaware as of the most recent practicable date;

(i) a certificate of an officer of the Seller, certifying the limited liability company agreement, including all amendments thereto, of the Seller;

(j) a certificate of an officer of the Seller, certifying the resolutions of the member and the Board of Directors of the Seller authorizing the execution, delivery and performance of this Agreement by the Seller and the transactions contemplated hereby and that such resolutions have not been modified, rescinded or otherwise changed since the date of the original resolutions;

(k) a certificate of an officer of the Seller to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied;

(l) a duly completed and executed certification of non-foreign status pursuant to Section 1.1445-2(b)(2) of the Treasury Regulations;

(m) the UCC-3 termination statements and other documentation contemplated by Section 6.7;

(n) the Escrow Agreement, duly executed by the Seller;

(o) an amendment to the Seller’s certificate of formation, and such other necessary documents to change the Seller’s name to one other than “Deltak, L.L.C.” or any derivation thereof, such amendment to be filed by the Seller within two (2) Business Days following the Closing; and

(p) any additional certificates, receipts, documents and instruments as the Buyer or the Title Company may reasonably request.

3.3 Deliveries by the Buyer. At the Closing, the Buyer shall deliver or cause to be delivered to the Seller or Escrow Agent, as applicable, the following items (unless the delivery of any of the following items is waived by the Seller):

(a) the Initial Purchase Price less the General Escrow Amount and the Warranty Escrow Amount;

(b) the General Escrow Amount and the Warranty Escrow Amount (each of which the Buyer shall deliver or cause to be delivered to the Escrow Agent to be held in the General Escrow and the Warranty Escrow, as the case may be, pursuant to the terms of the Escrow Agreement);

(c) the Bill of Sale and Assignment and Assumption Agreement, duly executed by the Buyer;

(d) the Intellectual Property Assignments, duly executed by the Buyer;

(e) the Assignment and Assumption of Lease, duly executed by the Buyer;

(f) the Non-Competition and Non-Solicitation Agreement, duly executed by the Buyer;

(g) a copy of the certificate of incorporation of the Buyer and all amendments thereto, certified as of the most recent practicable date by the Delaware Secretary of State;

(h) a certificate of the Delaware Secretary of State as to the good standing of the Buyer in the State of Delaware as of the most recent practicable date;

(i) a certificate of an officer of the Buyer, certifying the by-laws or equivalent document, including all amendments thereto, of the Buyer;

(j) a certificate of an officer of the Buyer certifying the resolutions of the Board of Directors of the Buyer authorizing the execution, delivery and performance of this Agreement by the Buyer and the transactions contemplated hereby and that such resolutions have not been modified, rescinded or otherwise changed since the date of the original resolutions;

(k) a certificate of an officer of the Buyer to the effect that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied;

(l) the Escrow Agreement, duly executed by the Buyer and the Escrow Agent; and

(m) any additional certificates, receipts, documents and instruments as the Seller may reasonably request.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as disclosed in one or more of the Schedules delivered by the Seller to the Buyer prior to or concurrently with the execution of this Agreement (it being understood that (i) any matter or item disclosed in any such Schedule shall be deemed to be disclosed and incorporated into any other Schedule where such disclosure is expressly cross-referenced and (ii) the disclosure of any matter or item in any such Schedule shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality” or any word or phrase of similar import), the Seller hereby represents and warrants to the Buyer as of the date hereof, unless a different date is set forth in any such representation or warranty, as follows:

4.1 Organization; Good Standing. The Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Schedule 4.1 sets forth each jurisdiction where the Seller is qualified to do business. The Seller is duly licensed or qualified to do business, and in good standing, as a foreign limited liability company under the laws of each other jurisdiction in which the character of its properties or in which the transaction of the Business makes such qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect. The Seller has all necessary limited liability company power and authority to conduct the Business as it is presently being conducted and to own, use and lease the Purchased Assets. The copies of the Seller’s certificate of formation and limited liability company agreement, each as amended to date and made available to the Buyer’s counsel, are complete and correct, and no amendments thereto are pending. The Seller owns no equity interests in any other business entity.

4.2 Authority. The Seller has all necessary limited liability company power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by the Seller of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action on the part of the Seller. Assuming the due authorization, execution and delivery by the Buyer, this Agreement shall when executed constitute a legal, valid and binding obligation of the Seller, enforceable in accordance its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.3 No Conflict. The consummation of the transactions in accordance with the terms hereof do not and will not violate, or conflict with, or result in a breach of any provisions of the organizational documents of the Seller. Except as set forth on Schedule 4.3, the execution and delivery by the Seller of this Agreement and the consummation by the Seller of the transactions in accordance with the terms hereof will not violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under any of the terms, conditions or provisions of any Material Contract, in each case, in any material respect.

4.4 Financial Statements. The Seller has delivered to the Buyer copies of (a) the unaudited balance sheets for the Business at December 31, 2008, 2009 and 2010 and the related statements of income and cash flows for each of the years then ended (collectively, the “Financial Statements”) and (b) the unaudited balance sheet for the Business at June 30, 2011 and the related statements of income and cash flows for the six (6) month period then ended (the “Interim Financial Statements”). The Financial Statements present fairly, in all material respects, the financial position, results of operations, member’s equity and cash flows of the Business at the dates and for the time periods indicated and have been prepared in accordance with GAAP consistently applied, subject to the absence of notes. The Interim Financial Statements present fairly, in all material respects, the financial position, results of operations, member’s equity and cash flows of the Business at the date and for the time period indicated and have been prepared in accordance with GAAP, consistent with the Financial Statements, except that the Interim Financial Statements are subject to normal and recurring quarter-end and year-end adjustments and the absence of notes. The normal and recurring quarter-end and year-end adjustments made to the Seller’s 2010 Financial Statements, the March 31, 2011 interim financial statements, and the June 30, 2011 Interim Financial Statements are set forth on Schedule 4.4. The Financial Statements and Interim Financial Statements (a) are derived from the books and records of the Business, (b) such books and records are reflective of the accounts of the Business as reflected on the trial balances that comprise the Financial Statements and the Interim Financial Statements and (c) are accurately reflected and consolidated into the financial statements of Global Power. Taking into account the adjusting entries set forth on Schedule 4.4, the unaudited balance sheet of the Business as of December 31, 2010 that is included in the Financial Statements is referred to herein as the “Balance Sheet.”

4.5 Taxes. Except as set forth on Schedule 4.5:

(a) for all Pre-Closing Tax Periods since the date of its formation, the Seller has been and will be disregarded as an entity separate from (that is, treated as a division of) Global Power for purposes of federal Tax Law (other than for purposes of federal excise Taxes imposed on or after January 1, 2008 and of Federal Employment Taxes imposed on wages paid after January 1, 2009) and for purposes of any state or local Tax Law with business entity classification provisions similar to those of federal Tax Law.

(b) the Seller (or Global Power with respect to the Seller) has filed in a timely manner all Tax Returns that it (or Global Power) was required to file with respect to the Business or the Purchased Assets and has paid all Taxes due as shown on such Tax Returns, and all such Tax Returns are true, complete and accurate in all material respects;

(c) the Seller (or Global Power with respect to the Seller) has not agreed to any extension or waiver of the statute of limitations period applicable to any Tax Return with respect to the Business or the Purchased Assets or agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired;

(d) the Seller (or Global Power with respect to the Seller) has timely withheld and paid all Taxes relating to the Business or the Purchased Assets required to have been withheld and paid;

(e) there are no Encumbrances for unpaid Taxes on any of the Purchased Assets, except Encumbrances for current Taxes not yet due and payable;

(f) there are no audits, administrative proceedings or court proceedings currently pending or, to the Knowledge of the Seller or to the actual knowledge of Global Power, threatened with respect to the Business or the Purchased Assets in respect of any Tax; there are no Tax deficiencies or assessments currently pending or, to the Knowledge of the Seller or to the actual knowledge of Global Power, threatened with respect to the Business or the Purchased Assets in respect of any Tax; and

(g) the Seller has given the Buyer an opportunity to review correct and complete copies of all Tax Returns relating to the Business or the Purchased Assets filed by or with respect to the Seller for all taxable periods ending after December 31, 2004 other than income Tax Returns filed on a consolidated basis with Global Power.

(h) To the Knowledge of the Seller, the Seller’s performance of any Assigned Customer Contract did not require the creation of permanent establishments in foreign countries for Tax purposes.

The representations and warranties set forth in this Section 4.5 are the Seller’s sole and exclusive representations and warranties regarding Tax matters.

4.6 Absence of Certain Changes. Except as set forth on Schedule 4.6 and Schedule 4.11(e), since December 31, 2010, the Seller has operated the Business in the ordinary course of business consistent with past practice and there has not been any:

(a) payment of any bonuses, or increase in salaries or other compensation, by the Seller to any of its directors, officers or employees, except for bonus awards and increases in salaries made in the ordinary course of business consistent with past practice, and the Seller has not entered into any severance or similar agreement with any employee;

(b) damage to or destruction or loss of any property of the Business in excess of One Hundred Thousand Dollars ($100,000), whether or not covered by insurance;

(c) incurrence of indebtedness or guarantee of debt or other liability of any third party in connection with the Business or the Purchased Assets, except in the ordinary course of business consistent with past practice and which if outstanding at the end of any month has been properly reflected in the Interim Financial Statements;

(d) waiver of any right in excess of One Hundred Thousand Dollars ($100,000), including any write-off or compromise of any accounts receivable, except in the ordinary course of business consistent with past practice;

(e) change in the accounting methods, principles or practices of the Business, including principles or practices relating to estimates, reserves, depreciation, amortization, cost accounting policies or rates and percentage of completion accounting;

(f) purchase or other acquisition of any assets for sums in excess of One Hundred Thousand Dollars ($100,000) per transaction other than in the ordinary course of business consistent with past practice;

(g) purchase or other acquisition of any stock or other equity interests of any third party or sale or other disposition of any units or other equity interest in the Seller;

(h) sale, assignment, transfer, conveyance, lease, pledge, encumbrance, mortgage or other transfer of any material portion of the Purchased Assets, other than inventory sold in the ordinary course of business consistent with past practice, or any abandonment or affirmative disposal of any Intellectual Property Assets, other than through the expiration of such rights at the conclusion of the full statutory, regulatory or contractual term;

(i) payment, discharge or satisfaction of any material claim, Liability, Encumbrance or obligation in excess of One Hundred Thousand Dollars ($100,000), other than the repayment of debt obligations (including accounts payable) of the Business and actions taken with respect to the Pending Litigation and Pending Claims;

(j) material amendment or termination of any Material Contract other than pursuant to the terms of such Material Contract or as reflected on Schedule 4.12;

(k) transfers of Personal Property to Global Power or any of its Affiliates;

(l) declaration or payment of any dividends or other distributions (whether in cash, equity or property or any combination thereof) in respect of any of its capital; or

(m) agreement to do any of the actions described in clauses (a) through (l).

4.7 Consents and Approvals.

(a) Except as set forth on Schedule 4.7(a), the consummation of the transactions contemplated by this Agreement will not require the Seller to obtain any Consent from or make any filing with, or notification to, any Governmental Authority, except (i) in connection, or in compliance, with the notification and waiting period requirements of any antitrust or competition Law, (ii) where failure to obtain such Consent, or make such filing or notification, would not reasonably be expected to have a Material Adverse Effect, and (iii) as may be necessary as a result of any facts or circumstances relating solely to the Buyer.

(b) Except as set forth on Schedule 4.7(b), the consummation of the transactions contemplated by this Agreement will not require the Seller, as of the Closing Date, to obtain any material third-party Consent.

4.8 Litigation. Except as set forth on Schedule 4.8, as of the date of this Agreement, there is no pending or, to the Knowledge of the Seller, threatened Action: (a) that has been commenced by or against the Seller affecting the Business, the Purchased Assets or the Assumed Liabilities; or (b) that has been commenced by or against the Seller that, if adversely determined, would have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement.

4.9 Employee Benefit Plans.

(a) Schedule 4.9 sets forth a complete list of (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, (ii) all other severance pay, salary continuation, bonus, incentive, option, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds or arrangements of any kind, and (iii) all other employee benefit plans, contracts, programs, funds or arrangements, in each case, that are sponsored or maintained by the Seller and that provide benefits to any employees or former employees of the Seller or with respect to which the Seller has any liability, including the Global Power Employee Plans (all of the above being hereinafter individually or collectively referred to as an “Employee Plan” or “Employee Plans,” respectively). Except as set forth on Schedule 4.9, (1) no Employee Plan is funded, in whole or in part, through a voluntary employee’s beneficiary association exempt from taxation under Section 501(c)(9) of the Code and (2) each Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) was operated in good faith compliance with Section 409A of the Code and all applicable IRS guidance between January 1, 2005 and December 31, 2008, and has complied in form and operation with the requirements of Section 409A of the Code since January 1, 2009.

(b) Copies of the following materials have been made available to the Buyer: (i) all current plan documents for each Employee Plan (including amendments and all documents under which such Employee Plan is operated); (ii) all rulings and determination letters or National Office Opinion Letters from the IRS with respect to any of the Employee Plans; (iii) all current summary plan descriptions and other written employee communications with respect to the Employee Plans; (iv) all current trust agreements and insurance contracts relating to the funding or payment of benefits under any Employee Plan; and (v) the three (3) most recent annual returns on Form 5500 for each Employee Plan for which such returns are required to be filed.

(c) Each Employee Plan has been maintained, operated and administered in compliance with its terms and any related documents or agreements and in compliance with all applicable Laws, in each case, in all material respects.

(d) As of the date of this Agreement, there are no pending Actions (other than routine benefit claims) that have been asserted or instituted by, against, or relating to, any Employee Plan, the assets of any trust or other funding arrangement under any such plan, or the Seller or any fiduciary with respect to any such plan.

(e) The Seller has paid or accrued all amounts it is required to pay (including employer contributions and employee elective deferred contributions) as contributions to each Employee Plan by the date such contributions were required to be made by applicable Law, agreement or the terms of the Employee Plan; and all monies withheld from employee paychecks with respect to Employee Plans have been transferred to the appropriate plan within the time applicable regulations specify.

(f) No Employee Plan is or, to the Knowledge of the Seller, has ever been (i) subject to Title IV of ERISA, or (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA.

(g) Except as set forth on Schedule 4.9, and except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and continuation of life benefits as required by the State of Minnesota, the Seller does not have any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof.

(h) Except as set forth on Schedule 4.9, no payment made as a result of, or in connection with, the transaction contemplated by this Agreement will fail to qualify for a deduction under Section 280G of the Code, or be subject to Tax under Section 4999 of the Code and no benefit under any Employee Plan, including any severance or parachute payment plan or agreement, will be established or become accelerated, vested or payable by reason of any transaction contemplated under this Agreement, except as provided in Schedule 4.11(e).

The representations and warranties set forth in this Section 4.9 are the Seller’s sole and exclusive representations and warranties regarding employee benefits matters.

4.10 Real Property.

(a) Schedules 4.10(a) and (b) set forth a complete list of all Real Property and any Contracts under which any such Real Property is owned by, occupied or used by the Seller or in the operation of the Business.

(b) The Real Property includes all of the real property necessary to conduct the Business in all material respects as conducted on the date of this Agreement and will include, as of the Closing Date, all of the real property necessary to conduct the Business in all material respects as conducted on the Closing Date.

(c) The Seller has good and marketable fee simple title to the Owned Real Property, free and clear of all Encumbrances other than Permitted Encumbrances.

(d) The Seller has made available to the Buyer a true, correct and complete copy of the Occupancy Lease. Except as set forth on Schedule 4.10(b): (i) the Occupancy Lease is in full force and effect in accordance with its terms and has not been modified or amended; (ii) the Seller has a valid and binding leasehold interest in the Leased Real Property; and (iii) neither the Seller nor, to the Knowledge of the Seller, the landlord is in default under the Occupancy Lease, and the Seller has not received any written notice of any default under the Occupancy Lease.

(e) To the Knowledge of the Seller, all utility services required by applicable Law or for the normal operations of the Business, including electric, gas, water supply, storm and sanitary sewer facilities, telephone lines and fire protection facilities, currently serve the Real Property.

(f) As of the date of this Agreement, and except as set forth on Schedule 4.10(c), the Seller has received no outstanding written notice from any Governmental Authority having jurisdiction over any portion of the Real Property that the Real Property or the present use of the Real Property currently fails to comply with any applicable Laws, Orders, Permits or restrictions of any Governmental Authority having jurisdiction over any portion of the Real Property.

(g) As of the date of this Agreement, there are no pending or, to the Knowledge of the Seller, threatened condemnation, fire, health, safety, environmental, building, zoning or other land use Actions relating to any portion of the Real Property that would adversely affect the current use or occupancy thereof, nor has the Seller received written notice of any pending or threatened special assessment proceedings affecting any portion of the Real Property.

(h) No third party is in possession of any of the Real Property or any portion thereof and there are no Contracts granting any third party the right of use or occupancy of any portion of the Real Property, except as otherwise provided on Schedule 4.10(c).

(i) As of the date of this Agreement, the Seller has performed routine maintenance of the Real Property consistent with past practices.

The representations and warranties set forth in this Section 4.10 are the Seller’s sole and exclusive representations and warranties regarding real property matters.

4.11 Labor and Employment Matters.

(a) Except as set forth on Schedule 4.11(a), there are no Actions pending or, to the Knowledge of the Seller, threatened against the Seller affecting the Business, the Purchased Assets or the Assumed Liabilities by or on behalf of any present or former employee of the Seller alleging breach of any Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with any employment relationship. The Seller has not received any written notice of the intent of any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation of the Business and, to the Knowledge of the Seller, no such investigation is in progress.

(b) The Seller is not a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Except as set forth on Schedule 4.11(b), the Seller is not subject to any charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union or labor organization, nor, as of the date of this Agreement, is there pending or, to the Knowledge of the Seller, threatened any material labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Seller.

(c) Schedule 4.11(c) sets forth the names and positions of all of the employees of the Seller with an aggregate compensation in excess of One Hundred Thousand Dollars ($100,000). The Seller has provided to the Buyer true, correct and complete copies of any employment agreements, severance agreements, bonus agreements or other agreements or arrangements with such employees that set forth the terms and conditions of their employment in connection with the Business.

(d) To the Knowledge of the Seller, except as set forth on Schedule 4.11(d), no employee of the Seller is a party to any confidentiality agreement, non-competition agreement or proprietary rights agreement with any other third party that could reasonably be expected to affect the Business or the employee’s duties with respect to the Business following the Closing.

(e) Except as set forth on Schedule 4.11(e), the consummation of the transactions contemplated by this Agreement will not entitle any employee of the Seller to any change in control payments, severance payments, retirement allowance or benefit or any other type of payment due to any agreement between the Seller and any such employee.

(f) Except as set forth on Schedule 4.11(f), the Seller has not experienced a plant closing, mass layoff or similar circumstance at any time during the three (3) years immediately preceding the date of this Agreement that has given rise to notice obligations under the federal Worker Adjustment and Restraining Notification Act (“WARN Act”) or any similar applicable state or local Law.

(g) Except as set forth on Schedule 4.11(g), the Seller has not been the subject of a payroll audit by the U.S. Department of Labor or any similar state or local government agency at any time during the three (3) years immediately preceding the date of this Agreement.

(h) Except as set forth on Schedule 4.11(h), the Seller has maintained workers’ compensation coverage as required by applicable state law through the purchase of insurance or by self-insurance.

(i) Except as set forth on Schedule 4.11(i), the Seller engages no independent contractors or consultants that are paid more than Fifty Thousand Dollars ($50,000) on an annual basis with respect to the Business.

(j) Except as set forth on Schedule 4.11(j), no employees of the Seller are, as of one week prior to the date of this Agreement, on leave pursuant to the Family Medical Leave Act of 1993, short- or long-term disability, military leave, sick leave, inactive as a result of an injury covered by workers’ compensation or otherwise on inactive status.

(k) Except as set forth on Schedule 4.11(k), no employees of the Seller are ineligible to work in the United States under applicable federal Law. The Seller has complied with its obligations under the Immigration Reform and Control Act of 1986 (the “IRCA”). For each employee of the Seller for whom compliance is required, the Seller has obtained and retained a complete and true copy of each such employee’s Form I-9 (Employment Eligibility Verification Form), which shall constitute Purchased Assets to the extent they relate to such employee. The Seller has not been cited, fined, served with a Notice of Intent to Fine or with a Cease and Desist Order, nor has any action or administrative proceeding been initiated or, to the Knowledge of the Seller, threatened against the Seller by reason of any actual or alleged failure to comply with the IRCA.

(l) Except as set forth on Schedule 4.11(l), no employees of the Seller are, as of the date of this Agreement, receiving unemployment compensation or workers’ compensation benefits.

4.12 Contracts, Commitments and Bids. Except as set forth on Schedule 4.12 (each contract set forth on Schedule 4.12 being referred to as a “Material Contract” and collectively, the “Material Contracts”), the Seller is not a party to:

(a) any partnership agreement, joint venture agreement or other agreement that involves sharing of revenues, profits, losses, costs or liabilities by the Seller with any other Person;

(b) any Contract with a vendor that entails expenditures or receipts of more than One Hundred Thousand Dollars ($100,000) on an annual basis or One Hundred Thousand Dollars ($100,000) in the aggregate;

(c) any Contract with a customer that entails delivery of products or services valued at more than One Hundred Thousand Dollars ($100,000) on an annual basis or One Hundred Thousand Dollars ($100,000) in the aggregate;

(d) any license, whether as licensor or licensee, of any Intellectual Property (excluding Third-Party Software) that entails the expenditure of, or delivery of products or services valued at, more than Fifty Thousand Dollars ($50,000) on an annual basis;

(e) any Contract with another Person materially limiting or restricting the ability of the Seller to enter into or engage in any market or line of business;

(f) any Contract with Global Power or any current or former officer, director, manager, employee, consultant, agent or other representative of the Seller (other than any Employee Plan or Global Power Employee Plan) that entails expenditures of more than Fifty Thousand Dollars ($50,000) on an annual basis;

(g) any distribution, sales agent, sales representative or other similar Contract for the sale or distribution of any product, part or service by the Seller with another Person; and

(h) any other Contract involving the expenditure or receipt by the Seller of more than One Hundred Thousand Dollars ($100,000) on an annual basis, other than in the ordinary course of business consistent with past practice, and not previously disclosed pursuant to this Section 4.12.

Each Material Contract is in full force and effect, is enforceable in accordance with its terms and constitutes a legal, valid and binding obligation of the Seller. Neither the Seller nor, to the Knowledge of the Seller, any other party is in material breach of, or material default under, any of the Material Contracts. The Seller has not received any written notice of a threat to terminate, other than in the ordinary course of business consistent with past practice, any of the Material Contracts. Except as set forth on Schedule 4.12(i), there are no material disputes, material oral agreements or arrangements or forbearance programs in effect as to any of the Material Contracts or Top Ten Customers. To the Knowledge of the Seller, the estimated costs to complete the Assigned Customer Contracts set forth on Schedule 4.12(j) are true and correct in all material respects as of the date noted thereon.

Schedule 4.12(k) sets forth a list of any bids or proposals submitted or received by the Seller that are binding upon the Seller and in excess of One Hundred Thousand Dollard ($100,000) (the “Binding Bids”).

4.13 Intellectual Property.

(a) Schedule 4.13(a) sets forth a true, correct and complete list or description of all registered Intellectual Property owned by the Seller or used in the operation of the Business, including each of the following: (i) patents and pending patent applications; (ii) copyrights; (iii) trademarks and service marks, and pending trademark and service mark applications; (iv) trade names used by the Seller since January 1, 2008; and (v) internet domain name registrations, but excluding all “off-the-shelf” software owned by third parties and licensed from such third parties through shrink-wrap, click-through, or enterprise licenses available to the general public (“Third-Party Software”).

(b) Except as set forth on Schedule 4.13(b), the Seller owns all right, title and interest in and to, or has the right to use, and assign its right to use, the Intellectual Property

Assets free and clear of all Encumbrances other than Permitted Encumbrances. Except as set forth on Schedule 4.13(b), to the Knowledge of the Seller, the use and registration of the Intellectual Property Assets do not infringe upon or otherwise impair any rights of any other Person and none of the Intellectual Property Assets are being infringed upon or otherwise impaired by any other Person. Except as set forth on Schedule 4.13(b), there is no Action pending or, to the Knowledge of the Seller, threatened by or against the Seller regarding ownership of, or rights to sell or use, any of the Intellectual Property Assets. To the Knowledge of the Seller, none of the consultants or independent contractors who have performed services that are material to the Business has any right, title or interest in or to the Intellectual Property Assets that are material to the operation of the Business.

(c) Except as set forth on Schedule 4.13(c), the Seller has not received any written claim, cease-and-desist letter or other written notice of any allegation that any of the Intellectual Property Assets or the conduct of the Business infringes upon or misappropriates the Intellectual Property of any Person.

4.14 Environmental, Health, and Safety Matters. Except as set forth on Schedule 4.14:

(a) The Seller is in material compliance with all Environmental Laws with respect to the Business and the Purchased Assets.

(b) The Seller has obtained and is in material compliance with all Permits that are required pursuant to Environmental Laws either for the occupation of the Owned Real Property or for the operation of the Business; and a list of all such Permits is set forth on Schedule 4.14(b).

(c) In the past three (3) years or if unresolved any prior years, the Seller has not received any written notice, report or other request for information regarding any actual or alleged violation of Environmental Law or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Business or its facilities arising under Environmental Law.

(d) Except in material compliance with applicable Environmental Law, none of the following exists at the Real Property: (i) underground storage tanks, (ii) asbestos-containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls, or (iv) landfills, surface impoundments, or disposal areas.

(e) The Seller has not, and has no knowledge of any other party who at any of the Real Property has, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including any Hazardous Material, in a manner that has given or would give rise to liabilities to the Buyer, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended, or any other Environmental Laws.

The representations and warranties set forth in this Section 4.14 are the Seller’s sole and exclusive representations and warranties regarding environmental matters, except for the representations and warranties provided in Section 4.7 (Consents and Approvals), 4.8 (Litigation), 4.10(g) (Real Property) and 4.34 (Disclosure).

4.15 Insurance. Schedule 4.15 sets forth a list and description of the current insurance policies (i.e., those in respect of which current premiums are being paid) held by, or for the benefit of, the Seller and relating to the Business or the Purchased Assets, and the owner of each such policy. All premiums with respect to such policies are currently paid and such policies are in full force and effect. The Seller or Global Power, as disclosed in Schedule 4.15, has maintained the insurance described in Schedule 4.15, which insurance covers the Real Property and the Personal Property, whether owned or leased, against loss or damage by fire or other casualty, subject to the terms of such policies. The Seller has notified the applicable insurance carriers of any and all claims known to the Seller or Global Power with respect to the operations, products or services of the Business for which the Seller is insured. Neither the Seller nor Global Power has been refused any insurance coverage relating to the Business or the Purchased Assets by any insurance carrier to which it has applied for insurance during the past three (3) years.

4.16 Permits; Compliance with Laws. Schedule 4.16 sets forth a complete list of all material Permits held by the Seller that are related to the conduct of the Business or the ownership and use of the Purchased Assets. The Seller holds all material Permits necessary to conduct the Business and to own and use the Purchased Assets. The Seller is not in material default or violation of any material Law applicable to the conduct of the Business or the ownership and use of the Purchased Assets. Notwithstanding the foregoing, the representations and warranties in this Section 4.16 shall not be deemed to apply to any Tax matters (which are governed by Section 4.5), any employee benefits matters (which are governed by Section 4.9), any real property matters (which are governed by Section 4.10), or any environmental matters (which are governed by Section 4.14).

4.17 Personal Property. Except as set forth on Schedule 4.17, no Person other than the Seller has any interest in any of the Personal Property. All equipment included in the Personal Property that is used in the conduct of the Business is in good condition and repair (ordinary wear and tear excepted). All leases of the Personal Property are in full force and effect and afford the Seller peaceful and undisturbed possession and use of the subject matter of the lease.

4.18 Accounts Payable. Except as disclosed on Schedule 4.18, since the date of the Balance Sheet, with respect to the Business: (a) all accounts payable of the Seller were incurred in the ordinary course of business consistent with past practice; (b) the Seller has paid vendors, Taxes, employees, employee reimbursable expenses and other Liabilities on a timely basis and consistent with past practice; (c) the Seller has not altered or amended in any material respect its payment practices; and (d) no currently outstanding accounts payable of the Seller have aged beyond their original due date.

4.19 Accounts Receivable. The accounts receivable on the Financial Statements represent sales actually made in the ordinary course of business consistent with past practice or are valid claims as to which performance has been rendered. The reserves on the Financial Statements against the accounts receivable for returns, allowances and bad debt have been calculated in accordance with GAAP and in a manner consistent with the past practice of the Business. Except as set forth on Schedule 4.19, no counterclaims, defenses or offsetting claims with respect to the accounts receivable on the Financial Statements are pending or, to the Knowledge of the Seller, threatened. Except as set forth on Schedule 4.19, all of the accounts receivable on the Financial Statements relate solely to sales of goods or services to customers with respect to the Business, none of whom are Affiliates of the Seller.

4.20 Inventory. Since December 31, 2010, the Seller has maintained the Inventory in the ordinary course of business consistent with past practice. The Inventory: (a) is of a quality and quantity usable and saleable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow moving items that have been written off or written down to fair market value for which adequate reserves have been established; (b) that is a finished good is saleable as current inventory in the ordinary course of business consistent with past practice; and (c) is recorded on the financial records in accordance with GAAP, and otherwise consistent with the pricing and cost accounting policies of the Seller.

4.21 Title to Assets. Except as set forth on Schedule 4.21, the Seller has good and valid title to, or a valid leasehold interest in, the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

4.22 Sufficiency of Assets. Except as set forth on Schedule 4.22, the Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets sufficient to conduct the Business as currently conducted.

4.23 Brokers. Except for the fees payable to TM Capital Corp., which fees will be paid by Global Power at the Closing, neither the Seller nor Global Power has incurred or become liable for any broker’s commission, finder’s fee or other similar fees relating to or in connection with the transactions contemplated by this Agreement.

4.24 Transactions with Affiliates. Except as set forth on Schedule 4.24, no Affiliate of the Seller: (a) has borrowed money from the Seller; (b) has any contractual or other claim, express or implied, of any kind whatsoever against the Seller; (c) has any interest in any property or assets used by the Seller or necessary for the conduct of the Business; or (d) has engaged in any other transaction with the Seller since December 31, 2010.

4.25 Customers and Suppliers.

(a) Schedule 4.25(a) sets forth the names of the top ten (10) customers of the Business (the “Top 10 Customers”) as measured by the revenue of the Seller (in the aggregate) from such customer for each of the last three (3) fiscal years of the Business. None of the Top 10 Customers has notified the Seller in writing that it intends to terminate, cancel or otherwise materially adversely modify its business relationship with the Seller in any material respect. No other material customer, except in the ordinary course of business, has notified the Seller that it intends to terminate, cancel or otherwise materially adversely modify its business relationship with the Seller in any material respect.

(b) Schedule 4.25(b) sets forth the names of the top ten (10) suppliers of the Business as measured by the amount the Seller spent on purchasing goods and services from such suppliers for each of the last three (3) fiscal years of the Business. No supplier of the Business that is material to the Business has, except in the ordinary course of business, notified the Seller that it intends to terminate, cancel or otherwise materially adversely modify its business relationship with the Seller in any material respect.

4.26 Product Warranty. Except as set forth on Schedule 4.26, to the Knowledge of the Seller, each product manufactured, sold or delivered by the Seller with respect to the Business has been in material conformity with all applicable contractual commitments, and, to the Knowledge of the Seller, the Seller does not have any material Liabilities for replacement or repair of any such products or other material damages or costs in connection therewith, subject to the reserve for product warranty claims set forth in the Interim Financial Statements and as adjusted for operations and transactions through the Closing Date in accordance with past practice.

4.27 Product Liability. As of the date of this Agreement, except as set forth on Schedule 4.8, there is no pending or, to the Knowledge of the Seller, threatened Action arising out of any injury to individuals or property as a result of the ownership, possession, sale or use of any product manufactured, sold, leased, or delivered by the Seller.

4.28 Subsidiaries. Except as set forth on Schedule 4.28, the Seller has no subsidiaries and does not own any shares of stock or other securities or equity interests, directly or indirectly, in any other Person.

4.29 Foreign Corrupt Practices Act. None of the Seller or, to the Knowledge of the Seller, any director, officer, agent, employee or other person acting on behalf of the Seller has taken any action that is in violation of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay, or authorization of the payment of any money, or offer, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office in contravention of the FCPA, and, during the past three (3) years, the Seller has conducted the Business in compliance with the FCPA and has instituted and maintained policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

4.30 Money Laundering Laws. The operations of the Seller are currently conducted in material compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions applicable to the Business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”); and no action, suit or proceeding by or before any Governmental Authority involving the Seller with respect to the Money Laundering Laws is pending or, to the Knowledge of the Seller, threatened.

4.31 OFAC. None of the Seller or, to the Knowledge of the Seller, any director, officer, agent, employee or other person acting on behalf of the Seller is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

4.32 Intercompany Charges. All Contracts, commitments or transactions, including all amounts payable or receivable resulting therefrom, between Global Power and any of its Affiliates, on the one hand, and the Seller or any of its Affiliates, on the other hand, are current and have been incurred in the ordinary course of business.

4.33 Disclaimer. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SPECIFICALLY PROVIDED IN THIS ARTICLE IV, NO REPRESENTATION OR WARRANTY OF ANY NATURE, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, IS MADE TO THE BUYER AND THE SELLER HEREBY DISCLAIMS ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLER, GLOBAL POWER, THE BUSINESS, THE PURCHASED ASSETS OR THE ASSUMED LIABILITIES, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

4.34 Disclosure. The representations and warranties contained in this Article IV do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

Except as disclosed in one or more of the Schedules delivered by the Buyer to the Seller prior to or concurrently with the execution of this Agreement (it being understood that (i) any matter or item disclosed in any such Schedule shall be deemed to be disclosed and incorporated into any other Schedule where such disclosure is expressly cross-referenced, and (ii) the disclosure of any matter or item in any such Schedule shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality” or any word or phrase of similar import), the Buyer hereby represents and warrants to the Seller as of the date hereof, unless a different date is set forth in any such representation or warranty, as follows:

5.1 Organization; Authority. The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Buyer has all necessary power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by the Buyer of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Buyer. This Agreement shall when executed be duly executed and delivered by the Buyer. Assuming the due authorization, execution and delivery of this Agreement by the Seller, this Agreement shall when executed constitute a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at Law or in equity).

5.2 No Conflict; Consents and Approvals.

(a) The execution and delivery by the Buyer of this Agreement and the consummation by the Buyer of the transactions in accordance with the terms hereof do not and will not conflict with or result in a breach of any provisions of the organizational documents of the Buyer. Except as set forth on Schedule 5.2(a), the execution and delivery by the Buyer of this Agreement and the consummation by the Buyer of the transactions in accordance with the terms hereof will not in any material way violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, lease, contract or other agreement to which the Buyer or any of its properties is bound.

(b) Except as set forth on Schedule 5.2(b), (i) the execution, delivery and performance of this Agreement by the Buyer will not require any Consent or filing with or notification to any Governmental Authority (except in connection, or in compliance, with the notification and waiting period requirements of any antitrust or competition Law) and (ii) the execution, delivery and performance of this Agreement will not, as of the Closing Date, require any third-party Consent, in each case, except as may be necessary as a result of any facts or circumstances relating solely to the Seller.

5.3 Litigation. As of the date hereof, there is no action, suit or proceeding pending or, to the knowledge of the Buyer, threatened against the Buyer or its Affiliates that, if adversely determined, would prevent, enjoin or otherwise delay the execution, delivery and performance of this Agreement.

5.4 Availability of Funds. As of the Closing Date, the Buyer will have sufficient funds to purchase the Purchased Assets and assume the Assumed Liabilities and to pay the Purchase Price on the terms and conditions contemplated by this Agreement. The Buyer acknowledges and agrees that the Buyer’s performance of its obligations under this Agreement is not in any way contingent upon the availability of third-party financing to the Buyer.

5.5 No Other Representations. The Buyer acknowledges that, except for the representations and warranties specifically provided in Article IV, no representation or warranty of any nature, whether express or implied, oral or written, is made to the Buyer. The Buyer acknowledges that the Seller has not made any representation or warranty with respect to any projections, estimates (except for the estimates contained in Schedule 4.12(j)), or budgets delivered to or made available to the Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Business or the future business and operations of the Business.

5.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer or any of its Affiliates.

ARTICLE VI

COVENANTS AND AGREEMENTS

6.1 Interim Operations of the Seller. Prior to the Closing Date or the earlier termination of this Agreement, except as set forth on Schedule 6.1 or as contemplated by this Agreement, unless the Buyer has previously consented in writing thereto (which consent will not be unreasonably withheld, conditioned or delayed), the Seller shall not:

(a) incur any indebtedness for borrowed money or issue any long-term debt securities or assume, guarantee or endorse such obligations of any other Person, in each case, in connection with the Business, except for indebtedness incurred in the ordinary course of business consistent with past practice under lines of credit existing on the date hereof, provided, however, that the Seller shall not incur indebtedness for borrowed money or issue any long-term debt in excess of One Hundred Thousand Dollars ($100,000) that will not be discharged at Closing (other than letters of credit entered into in the ordinary course of business consistent with past practice);

(b) except in the ordinary course of business consistent with past practice, (i) acquire, or dispose of, any property or assets, except as permitted by Section 6.1(e) or for any transaction involving less than One Hundred Thousand Dollars ($100,000), (ii) mortgage, encumber or suffer any Encumbrance (other than Permitted Encumbrances) to arise with respect to the Purchased Assets, or (iii) cancel, terminate or amend or grant any waiver of any rights or settle any debts owed to or claims held by the Seller in connection with the Business; provided, however, that the Seller may repay any debt obligations outstanding as of the date of this Agreement in accordance with the terms of such obligations and may prepay any such obligations in the sole discretion of the Seller;

(c) enter into, terminate or amend any Material Contract, Binding Bid or agreement or binding bid or proposal that would be required to be set forth on Schedule 4.12 or Schedule 4.12(k), as the case may be, except in the ordinary course of business consistent with past practice, provided, however, that Seller shall not enter into, terminate or amend any Material Contract or Binding Bid whereby such Material Contract or Binding Bid includes obligations in excess of One Hundred Thousand Dollars ($100,000) or the termination or amendment of such Material Contract or Binding Bid would materially adversely affect the Buyer (other than change orders entered into in the ordinary course of business consistent with past practice or Contracts entered into pursuant to Binding Bids);

(d) except to the extent required by applicable Law or any existing agreement, (i) enter into, adopt, amend in any material respect or terminate any agreement relating to the compensation, benefits or severance of any employee of the Seller, or (ii) hire or terminate any employees, except in the ordinary course of business consistent with past practice;

(e) purchase or otherwise acquire any assets of any third party in excess of One Hundred Thousand Dollars ($100,000) or purchase or otherwise acquire any stock or other equity interests of any third party;

(f) make any change to the accounting (including Tax accounting) methods, principles or practices of the Business, except as may be required by GAAP or by applicable Law;

(g) make or enter into any Tax election or closing agreement or settle any Tax claim or assessment, or consent to any extension of the limitations period for the assessment of any Tax;

(h) revalue any of the assets, including writing off receivables or reserves, other than in ordinary course of business consistent with past practice;

(i) establish or increase the benefits payable under any Employee Plans or establish any new bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing or other employee benefit plan for any employee of the Seller, or otherwise increase the compensation payable or to become payable to any employee of the Seller, except in the ordinary course of business consistent with past practice or as may be required by law;

(j) enter into any employment or consulting agreement with any employee of the Seller that would provide for payments to such employee of the Seller in excess of Fifty Thousand Dollars ($50,000) in any calendar year;

(k) change or amend the certificate of formation, the limited liability company agreement or any other governance document of the Seller so as to adversely affect the Buyer;

(l) make any loans or advances to any Person (other than any employee of the Seller), or, except for expenses incurred in the ordinary course of business, to any employee of the Seller;

(m) pay accounts payable other than in the ordinary course of business;

(n) fail to perform routine maintenance of the Real Property consistent with past practices; or

(o) enter into any agreement or otherwise become obligated (other than as required by applicable Law) to do or take any of the actions described in clauses (a) through (n) above.

6.2 Reasonable Access; Confidentiality.

(a) From the date hereof until the Closing Date or the earlier termination of this Agreement, and subject to applicable Law, the Seller shall give the Buyer and its representatives, upon reasonable advance notice to the Seller, reasonable access, during the Seller’s normal business hours and under the supervision of the Seller’s personnel and in such a manner as not to interfere with the normal operations of the Seller, to the assets, properties, books, records and employees of the Seller and shall permit the Buyer and its representatives to make such inspections as it or they may reasonably require and to furnish the Buyer and its representatives during such period with information relating to the Business as the Buyer and its representatives may from time to time reasonably request.

(b) Any information provided to or obtained by the Buyer in connection with the transactions contemplated by this Agreement shall be subject to the Confidentiality Agreement between the Buyer (or the principal equity holder of the Buyer) and TM Capital Corp., on behalf of the Seller and Global Power (the “Confidentiality Agreement”), and shall be held by the Buyer in accordance with, and be subject to the terms of, the Confidentiality Agreement.

(c) The Buyer agrees to be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth in this Agreement, and such provisions are hereby incorporated into this Agreement by reference.

6.3 Publicity. Except as may be required to comply with the requirements of any applicable Law or the rules and regulations of any stock exchange or national market system upon which the securities of the Buyer or the Seller are listed, no party will issue any press release or other public announcement relating to the subject matter of this Agreement or the transactions contemplated hereby without the prior approval (which approval will not be unreasonably withheld, conditioned or delayed) of the other parties, and the parties shall cooperate as to the timing and contents of any such press release or other public announcement.

6.4 Records. With respect to the books and records of the Seller relating to matters on or prior to the Closing Date (a) for a period of seven (7) years after the Closing Date, the Buyer shall not cause or permit their destruction or disposal without first offering to surrender such books and records to the Seller, and (b) where there is legitimate purpose, including (i) an audit of the Seller by the IRS or any other Taxing Authority or (ii) any requirement to access such books and records so that the Seller and its Affiliates can timely meet public reporting requirements and/or remain in compliance with all Tax obligations associated with the Excluded Assets, the Buyer shall allow the Seller and its representatives reasonable access to, and the right to make copies of, such books and records during regular business hours.

6.5 Filing Tax Returns; Tax Allocations.

(a) With respect to the Business and the Purchased Assets, the Seller shall prepare and file (or cause to be prepared and filed) all Tax Returns for any Pre-Closing Tax Period for which Tax Returns are not yet due as of the Closing Date and all Straddle Period Tax Returns that are required by Law to be filed by the Seller after the Closing Date. All Straddle Period Tax Returns with respect to the Business and the Purchased Assets that are not described in the immediately preceding sentence shall be prepared and filed by the Buyer. The party responsible for the preparation of any Straddle Period Tax Return shall provide to the other party for its review, comment and consent (which consent shall not be unreasonably withheld, conditioned or delayed) a draft of each such Tax Return at least fifteen (15) days before the due date of any such

Tax Return. The Seller or the Buyer, as the case may be, shall reimburse the other party for the Straddle Period Taxes that the first party is responsible for pursuant to Section 6.5(c) within two (2) Business Days before the respective Straddle Period Tax Returns are filed.

(b) The Buyer and the Seller shall, and shall each cause their respective Affiliates to, provide to the other such cooperation and information, as and to the extent reasonably requested, in connection with the filing of any Tax Return, amended Tax Return or claim for refund, determining Liability for Taxes or a right to refund of Taxes, or in participating in any administrative proceeding or court proceeding with respect to any Tax. Such cooperation and information shall include providing powers of attorney, copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings and other determinations by Taxing Authorities, and relevant records concerning the ownership and Tax basis of property, which any such party may possess. Each party will retain all Tax Returns, schedules, work papers, and all material records and other documents relating to Tax matters of the Business or the Purchased Assets for the first Post-Closing Tax Period ending after the Closing Date, for a Straddle Period and for all Pre-Closing Tax Periods until the expiration of the applicable statute of limitations (and, to the extent notice is provided with respect thereto, any extensions thereof) for the Tax periods to which the Tax Returns and other documents relate. Thereafter, the party holding such Tax Returns or other documents may dispose of them provided that (i) such party shall give to the other party written notice prior to doing so, and (ii) such party shall deliver such documents to the other party in lieu of disposal if the other party so requests. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided.

(c) Except as provided in Section 6.5(f) below, the Seller shall be responsible for all Pre-Closing Period Taxes and Pre-Closing Straddle Period Taxes, if any, in excess of the amount of such Taxes reflected in the calculation of Closing Net Working Capital. The Buyer shall be responsible for all Post-Closing Period Taxes and Post-Closing Straddle Period Taxes.

(d) After the Closing, the Buyer shall promptly notify the Seller in writing upon the commencement of any Tax Action (each a “Tax Contest”) concerning the Business or the Purchased Assets with respect to a Pre-Closing Tax Period or a Straddle Period. The Seller shall have control over Tax Contests with respect to Pre-Closing Period Taxes and to Taxes relating to Straddle Period Tax Returns that have been filed by the Seller, and the Buyer shall have control over Tax Contests with respect to Post-Closing Period Taxes and to Taxes relating to Straddle Period Tax Returns that have been filed by the Buyer, which control shall (in each case) include the right to settle, compromise and/or concede any such Tax Contest and the right to employ counsel of its choice at its expense; provided, however, that in the case of a Tax Contest that relates to a Straddle Period, the party not controlling the Tax Contest shall have the right to participate in such Tax Contest at its own expense and the party controlling the Tax Contest shall not settle, compromise and/or concede such Tax Contest without the other party’s consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(e) Any refunds or credits of Taxes (and any interest thereon) attributable to the Business or the Purchased Assets that relate to a Pre-Closing Tax Period or a Pre-Closing Straddle Period and that are received by the Buyer, shall be paid over to the Seller within five (5) Business Days of receipt; provided, however, that any such refund or credit is not included as a Purchased Asset in the calculation of Closing Net Working Capital.

(f) All transfer, documentary, deed, sales, use, stamp, registration, excise, recording, conveyance, value added and other similar Taxes and fees resulting from the sale of the Purchased Assets as contemplated by this Agreement (collectively, the “Transfer Taxes”) shall be borne equally by the Seller and the Buyer. The party responsible under applicable Law for the filing of any Tax Return or other documents with respect to any Transfer Tax shall prepare and file such Tax Return at its sole expense (and the other party shall promptly remit payment for fifty percent (50%) of such Transfer Taxes).

(g) The Buyer and the Seller agree that the sum of the Purchase Price, the Liabilities of the Business as of the Closing Date that are assumed by the Buyer and the value of the covenants provided by the Buyer under Section 6.12 of this Agreement (collectively, the “Asset Sale Purchase Price”) shall be allocated between and among the Purchased Assets and the covenants provided by Global Power and the Seller under Section 6.13 of this Agreement. Within forty-five (45) days after the Closing Date, the Buyer shall provide the Seller with a schedule (the “Allocation Schedule”) setting forth the Buyer’s allocation of the Asset Sale Purchase Price for the purpose of, and in accordance with, Section 1060 of the Code and the applicable Treasury Regulations and any applicable provision of state, local or foreign law, among the various class of assets listed on IRS Form 8594. Such allocation shall be deemed final unless the Seller notifies the Buyer in writing of any disagreement with the Allocation Schedule within thirty (30) days of receipt of such schedule. If the allocation is deemed final or the Buyer and the Seller reach such agreement, the Buyer and the Seller shall execute and file all Tax Returns in a manner consistent with the allocation determined pursuant to this Section 6.5(g). In the event that the parties do not agree to a purchase price allocation in accordance with this Section 6.5(g), then the Buyer and the Seller shall refer the disagreement to the Accounting Expert. The parties shall instruct the Accounting Expert to resolve any disagreement within thirty (30) days of the submission of the matter, and the Buyer and the Seller agree that the decision of the Accounting Expert shall be conclusive and binding on both the Buyer and the Seller. The fees of the Accounting Expert shall be borne equally by the Buyer and the Seller. The Buyer and the Seller shall execute and file all Tax Returns and other related documents in a manner consistent with the Accounting Expert’s determination.

(h) With respect to the preparation and filing of Federal Employment Tax Returns, the Seller and the Buyer shall follow the Standard Procedure specified in Rev. Proc. 2004-53, 2004-2 C.B. 320, Sec. 4, whereby, among other things, the Seller shall be responsible for and perform all Federal Employment Tax withholding, payment and reporting duties with respect to any wages and other compensation paid by the Seller to the Transferred Employees in connection with the operation of the Business on or prior to the Closing Date; and the Buyer shall be responsible for and perform all Federal Employment Tax withholding, payment and reporting duties with respect to any wages and other compensation paid by the Buyer to the Transferred Employees in connection with the operation of the Business after the Closing Date.

(i) With respect to the Pre-Closing Straddle Period, the Seller shall make no election to be classified as an association taxable as a corporation for purposes of federal Tax Law or for purposes of any state or local Tax Law with business entity classification provisions similar to those of federal Tax Law.

6.6 No Solicitation of Acquisition Proposal. From and after the date of this Agreement and up to and including the termination of this Agreement in accordance with Section 8.1, without the prior written consent of the Buyer, the Seller will not, and will not authorize or permit any of its representatives, agents or Affiliates to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal from any Person, or engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal. As used herein, “Acquisition Proposal” means a proposal or offer (other than pursuant to this Agreement) to acquire, in any manner, an equity interest in, or all or substantially all of the assets of, the Seller. Unless restricted by a confidentiality or similar agreement, the Seller shall notify the Buyer in writing within two (2) Business Days of receiving an Acquisition Proposal.

6.7 Release of Encumbrances. The Seller shall coordinate with Global Power’s senior lenders and any other secured party of the Seller (other than the parties listed on Schedules 4.10(c) and Schedule 4.12 and the parties to Contracts similar to such Contracts) so that at the Closing, Global Power’s senior lenders and each such secured party, if any, will release all of their respective Encumbrances on the Purchased Assets and will execute and deliver to the Seller UCC-3 termination statements and any other documentation reasonably requested by the Buyer or the Buyer’s lenders, evidencing the consent of Global Power’s senior lenders or each such secured party, if any, to the sale of the Purchased Assets by the Seller and the release of all such Encumbrances on the Purchased Assets in their favor.

6.8 Regulatory and Other Authorizations; Consents.

(a) The Seller, on the one hand, and the Buyer, on the other hand, shall (i) promptly, but in no event later than fifteen (15) Business Days following the date hereof, make all filings and notifications with, and use their respective commercially reasonable efforts to promptly obtain all authorizations, consents, orders and approvals of, all Governmental Authorities that may be or become necessary for the performance of their respective obligations pursuant to, and the consummation of the transactions contemplated by, this Agreement and (ii) cooperate with the reasonable requests of the other in promptly seeking to obtain all such authorizations, consents, orders and approvals. None of the Seller, the Buyer or any of their respective Affiliates shall take any action that it should be reasonably aware would have the effect of delaying, impairing or impeding the receipt of any required authorizations, consents, orders or approvals.

(b) The Seller, on the one hand, and the Buyer, on the other hand, each agree to promptly make any filing that may be required under any antitrust or competition Law or by any antitrust or competition authority. The Buyer shall be responsible for the filing fees associated with any such filings required in any jurisdiction.

(c) Each of the Seller and the Buyer shall promptly notify one another of any communication it or its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed communication by such party to any Governmental Authority and shall provide the other party with copies of all correspondence, filings or other communications between such party or any of its representatives, on the one hand, and any Governmental Authority or any members of its staff, on the other hand. Neither the Seller nor the Buyer shall agree to participate in any meeting with any Governmental Authority in respect of any such filings or any investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement and Section 6.2, the Seller and its Affiliates, on the one hand, and the Buyer and its Affiliates, on the other hand, will coordinate and cooperate fully with the other in exchanging such information and providing such assistance as the other may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under any antitrust or competition Law; provided, however, that neither the Seller nor the Buyer shall be required to disclose to the other any of its or its Affiliates’ confidential competitive information. No party shall be required to comply with any provision of this Section 6.8(c) to the extent that such compliance would be prohibited by applicable Law.

(d) Each of the Seller and the Buyer shall use its reasonable best efforts to avoid the entry of, or to effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any action, suit or proceeding that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement.

(e) Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or subcontract any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if such assignment or subcontract, without the Consent of a third party thereto, would constitute a breach or other contravention of such Purchased Asset or in any way adversely affect the rights of the Seller or the Buyer (or the applicable Affiliate of the Seller or the Buyer) thereunder. The Seller and the Buyer shall use their reasonable best efforts (but without any payment of money by the Seller or the Buyer) to obtain the Consent of the other parties to any such Purchased Asset or any claim or right or any benefit arising thereunder for the assignment or subcontracting thereof to the Buyer as the Buyer may request. If such Consent is not obtained, or if an attempted assignment or subcontract thereof would be ineffective or would materially adversely affect the rights of the Seller (or the applicable Affiliate of the Seller) thereunder so that the Buyer would not in fact receive all such rights, the Seller and the Buyer shall cooperate in a mutually agreeable arrangement under which the Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sublicensing, or subleasing to the Buyer, or under which the Seller (or the applicable Affiliate of the Seller) would enforce for the benefit of the Buyer, with the Buyer assuming the Seller’s (or the applicable Affiliate of the Seller’s) obligations, any and all rights of the Seller (or the applicable Affiliate of the Seller) against a third party thereto.

6.9 Updating Schedules. From time to time prior to the Closing, the Seller shall be entitled to supplement or amend the Schedules delivered in connection herewith with respect to any matter that exists or occurs after the date hereof, which, if existing or occurring prior to or at the date hereof, would have been required to be set forth or described in such Schedules or is necessary to correct any information in such Schedules that has been rendered inaccurate thereby, and each such supplement or amendment shall be deemed to be incorporated into and to supplement or amend the Schedules as of the Closing Date (including for purposes of the termination rights contained in this Agreement and for purposes of determining whether or not the conditions set forth in Section 7.3 have been satisfied); provided, however, that any disclosure in any such supplement or amendment shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement for purposes of indemnification under Article IX.

6.10 Employees.

(a) Prior to the Closing Date, the Buyer shall make offers of employment to the employees of the Seller set forth on Schedule 6.10(a) (such employees who accept the terms and conditions of such offer and who are employed by the Buyer are hereinafter referred to as “Transferred Employees”). The Buyer shall notify the Seller at least seven (7) days in advance of the Closing of the names of the employees of the Seller who do not accept such offers and the Seller agrees to terminate or transfer or cause to be terminated or transferred the employment of such employees effective at the time of the Closing and to so notify them prior to the Closing.

(b) Except as set forth in subparagraphs (d), (e), (f) and (g), the Buyer shall establish initial terms and conditions of employment (including a benefits package) for all Transferred Employees that shall be, in the aggregate, substantially equivalent to those provided by Global Power and/or the Seller as of the Closing Date. The active participation by all Transferred Employees in the Employee Plans and the Global Power Employee Plans will cease as of the Closing Date.

(c) Immediately after or simultaneously with the Closing, the Seller shall pay or shall cause to be paid all employees for all amounts due to employees of the Seller (including Transferred Employees) through the Closing Date, including amounts due as wages or salary, on account of severance, accrued vacation, accrued sick days, health claims, bonus and other benefits for such employees through the Closing Date.

(d) All prior service of a Transferred Employee with the Seller and its Affiliates shall count toward the service requirements for eligibility for any benefits and sick pay and vacation accruals with the Buyer. The Buyer shall cause any eligible expenses incurred by such Transferred Employee under an Employee Plan or a Global Power Employee Plan during the portion of the current plan year ending on the date such Transferred Employee begins participation in the corresponding medical or health plan made available by the Buyer to be taken into account under such medical or health plan for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements that apply to such Transferred Employee for the applicable plan year as if such amounts had been paid in accordance with the medical or health plan made available by the Buyer to such Transferred Employee, provided the Seller furnishes the Buyer with records in a commercially reasonable format.

(e) With respect to any Transferred Employee who has or who, on or before the Closing Date, develops any medical condition other than any medical condition caused by, arising out of, or otherwise associated with an accidental injury (including, by way of illustration but not by way of limitation, a work place, sporting, motor vehicle, or other accidental injury) (an “Applicable Condition”), the Buyer shall, or shall make commercially reasonable efforts to cause insurance carriers for the Buyer to cause, each medical or health plan made available by the Buyer to any such Transferred Employee to provide that any pre-existing condition exclusion relating to such Applicable Condition (to the extent that coverage for such condition is generally provided under such medical or health plan) shall be waived (to the extent coverage for such condition was provided under a comparable Employee Plan or Global Power Employee Plan in which such Transferred Employee participated immediately prior to the Closing Date and such pre-existing condition exclusion was waived under such Employee Plan or Global Power Employee Plan, as the case may be) as to such Transferred Employee.

(f) The Buyer agrees to establish or make available to the Transferred Employees a defined contribution plan that is qualified under Sections 401(a) and 401(k) of the Code (the “Buyer 401(k) Plan”) that will accept rollovers from the 401(k) plan maintained by Global Power in which employees of the Seller participate, including, to the extent permitted by the 401(k) plan maintained by Global Power, rollovers of promissory notes that represent participant loans of the Transferred Employees. Such loans are set forth on Schedule 6.10(f).

(g) The provisions of this Section 6.10 are for the benefit of Global Power, the Seller and the Buyer only, and no employee of the Seller or any other person shall have any rights hereunder. Nothing herein expressed or implied shall confer upon any employee of the Seller, or any legal representatives or beneficiaries thereof, any rights or remedies, including any right to employment or continued employment for any specified period or to be covered under or by any employee benefit plan or arrangement, or shall cause the employment status of any employee to be other than terminable at will. It is expressly agreed and understood that the Buyer may terminate the employment of any Transferred Employee at any time after the Closing Date.

(h) Employee Records. Except to the extent prohibited by law, the Seller shall deliver to the Buyer originals or copies of personnel files and records relating to Transferred Employees within ten (10) days after the Closing Date.

(i) The Buyer shall not be responsible for any liability under COBRA with respect to any employees or former employees of the Seller who are not Transferred Employees.

6.11 Letters of Credit. Prior to and after the Closing Date, the Seller and the Buyer shall, and shall cause their respective Affiliates to, execute all documents and instruments and take all actions reasonably requested by the other and otherwise fully cooperate with the other in order to enable the replacement of the Letter of Credit and otherwise to facilitate a smooth transition with regard to the Letter of Credit. In furtherance and not in limitation of the foregoing, the Seller hereby agrees to keep the Letter of Credit in place until it is replaced in accordance with the preceding sentence; provided, however, that in no event shall such period exceed thirty (30) days. Promptly following the receipt of a written notice from the Seller that an amount has been drawn on the letter of credit set forth on Schedule 6.11 in respect of any of the Transferred Employees and related to the post-Closing operation of the Business by the Buyer, the Buyer shall pay to the Seller an amount equal to the amount drawn on such letter of credit in immediately available funds to an account designated in such written notice by the Seller. The Buyer hereby agrees that it shall (a) reimburse the Seller and its Affiliates for any and all reasonable costs or expenses incurred by any of them in complying with this Section 6.11 and (b) indemnify and hold harmless the Seller and its Affiliates from and against any and all Losses actually incurred by the Seller and its Affiliates relating to or arising from this Section 6.11 or compliance herewith.

6.12 Non-Use of Excluded Assets; Agreement Not to Compete by the Buyer.

(a) Following the Closing, the Buyer shall not, and shall cause its Successors, its Affiliates, and its Affiliates’ Successors not to, directly or indirectly, use any of the Excluded Assets. Following the Closing, the Buyer shall execute or cause to be executed such further documents and instruments and take or cause to be taken such further actions as may reasonably be necessary to vest all right, title and interest in and to the Excluded Assets in Global Power, the Seller, Braden or their Affiliates, as applicable, and as may be reasonably necessary to convey, assign, transfer and deliver any and all Excluded Assets to Global Power, the Seller, Braden or their Affiliates, as applicable. The Buyer shall cooperate affirmatively with Global Power, the Seller and Braden, as applicable, to the extent reasonably requested in writing by Global Power, the Seller or Braden, as applicable, to enforce the rights and obligations herein provided.

(b) The Buyer agrees and acknowledges that Global Power, the Seller and Braden and their Affiliates shall be entitled to protect and preserve the going concern value of the Simple Cycle SCR Business of Braden to the extent permitted by applicable Law and that the Seller would not have entered into this Agreement absent the provisions of this Section 6.12(b) and, therefore, for a period of five (5) years from the Closing Date, the Buyer shall not, and shall cause its Successors, its Affiliates, and its Affiliates’ Successors not to, directly or indirectly, engage in activities or businesses, or establish new businesses, that are in direct competition with the Simple Cycle SCR Business of Braden as currently conducted. The restrictive covenant contained in this Section 6.12(b) is a covenant independent of any other provision of this Agreement and the existence of any claim that the Buyer may allege against Global Power, the Seller or Braden, whether based on this Agreement or otherwise, shall not prevent the enforcement of this covenant. The Buyer agrees that Global Power’s, the Seller’s and Braden’s remedies at Law for any breach or threat of breach by the Buyer or any of its Successors, its Affiliates, and its Affiliates’ Successors of the provisions of this Section 6.12(b) will be inadequate, and that Global Power, the Seller and Braden shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section 6.12(b) and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which Global Power, the Seller and/or Braden may be entitled at Law or in equity. In the event of litigation regarding this covenant, the prevailing party in such litigation shall, in addition to any other remedies the prevailing party may obtain in such litigation, be entitled to recover from the other parties its reasonable legal fees and out of pocket costs incurred by such party in enforcing or defending its rights hereunder. The length of time for which this covenant shall be in force shall not include (and shall be extended for) any period of violation or any other period required for litigation during which Global Power, the Seller or Braden seeks to enforce this covenant. The Buyer agrees that the provisions of this Section 6.12(b) are no greater than necessary to protect Global Power’s, the Seller’s and Braden’s legitimate interests in the Simple Cycle SCR Business of Braden. If a court of competent jurisdiction should conclude that any provision contained herein is too broad or restrictive to be enforceable, then the parties agree that the court shall have the authority to modify such provision to the minimum extent necessary to make the provision reasonable and enforceable and, as so modified, the parties agree that the court shall fully enforce the provision.

6.13 Agreement Not to Compete by the Seller. The Seller agrees and acknowledges that the Buyer and its Affiliates shall be entitled to protect and preserve the going concern value of the Business and the Purchased Assets to the extent permitted by applicable Law and that the Buyer would not have entered into this Agreement absent the provisions of this Section 6.13 and, therefore:

(a) for a period of five (5) years from the Closing Date, the Seller shall not, and shall cause its Successors, its subsidiaries, and its subsidiaries’ Successors not to, directly or indirectly, engage in the business of the design, construction, manufacture, marketing, distribution and/or sale of Pressure Part System Components or specialty boilers, in each case, in competition with the product lines of the Seller existing at Closing; and

(b) for a period of two (2) years from the Closing Date, the Seller shall not, and shall cause its Successors, its subsidiaries, and its subsidiaries’ Successors not to, directly or indirectly, solicit, recruit or hire any Transferred Employee, or solicit or encourage any Transferred Employee to leave the employment of the Buyer.

The restrictive covenants contained in this Section 6.13 are covenants independent of any other provision of this Agreement and the existence of any claim that the Seller may allege against the Buyer, whether based on this Agreement or otherwise, shall not prevent the enforcement of these covenants. The Seller agrees that the Buyer’s remedies at Law for any breach or threat of breach by the Seller or any of its subsidiaries of the provisions of this Section 6.13 will be inadequate, and that the Buyer shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section 6.13 and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which the Buyer may be entitled at Law or in equity. In the event of litigation regarding these covenants, the prevailing party in such litigation shall, in addition to any other remedies the prevailing party may obtain in such litigation, be entitled to recover from the other parties its reasonable legal fees and out of pocket costs incurred by such party in enforcing or defending its rights hereunder. The length of time for which these covenants shall be in force shall not include (and shall be extended for) any period of violation or any other period required for litigation during which the Buyer seeks to enforce these covenants. The Seller agrees that the provisions of this Section 6.13 are no greater than necessary to protect the Buyer’s legitimate interests in the Business. If a court of competent jurisdiction should conclude that any provision contained herein is too broad or restrictive to be enforceable, then the parties agree that the court shall have the authority to modify such provision to the minimum extent necessary to make the provision reasonable and enforceable and, as so modified, the parties agree that the court shall fully enforce the provision.

6.14 Insurance Coverage for Pre-Closing Periods. Until the Closing Date, the Seller or its Affiliates, as applicable, will pay the premiums under insurance policies that relate to the operations of the Seller prior to the Closing Date and comply with the terms of such policies in all material respects.

6.15 Environmental Insurance. On or prior to the Closing Date, the Seller will purchase or cause one of its Affiliates to purchase for the benefit of the Buyer an insurance policy in respect of the Real Property described in Schedules 4.10(a) and (b), having a ten (10) year term and providing for pre-existing environmental conditions coverage of $5,000,000 per occurrence and $10,000,000 aggregate limits with a $100,000 deductible and substantially in the form agreed upon by the parties prior to the Closing (the “Environmental Insurance Policy”). The cost of the Environmental Insurance Policy shall be borne by the Seller, except that the Buyer shall reimburse the Seller for the incremental expense associated with the increase of the aggregate limit of the Environmental Insurance Policy from $5,000,000 to $10,000,000. Global Power and the Seller will be named as additional insureds under the Environmental Insurance Policy.

6.16 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to the Buyer.

6.17 Receivables. From and after the Closing, if the Seller or any of its Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, the Seller or such Affiliate, as the case may be, shall remit such funds to the Buyer within five (5) Business Days after receipt thereof. From and after the Closing, if the Buyer or any of its Affiliates receives or collects any funds relating to any Excluded Asset, the Buyer or such Affiliate, as the case may be, shall remit such funds to the Seller within five (5) Business Days after receipt thereof.

6.18 Use of Name. On the Closing Date, the Seller shall discontinue any business operations under, and any use of, the name “Deltak” or any similar name. The Seller shall cease the use of any common law trademarks that embody the name or mark “Deltak” or any similar name.

6.19 Transferred Employees. The Buyer will offer employment to a sufficient number of employees of the Seller, as set forth on Schedule 6.10(a), so as not to trigger obligations under the WARN Act or similar state or local law.

6.20 Closing Conditions. Each of the parties will use its commercially reasonable efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article VII).

6.21 Title and Survey.

(a) The Buyer has received a title commitment (Commitment No. NCS-462391-CLE), with a commitment date of March 25, 2011, revised July 26, 2011 (the “Title Commitment”) issued by the Title Company for the issuance of an ALTA owner’s policy of title insurance for the Owned Real Property (the “Title Policy”). The Title Commitment is described on Schedule 6.21(a) and has been reviewed by the Buyer. The Buyer has identified for the Seller those exceptions to which the Buyer objects in the Title Commitment. The Seller has agreed to reasonably cooperate with the Buyer in an effort to cure or otherwise remedy by Closing those title exceptions that are listed on Exhibit E, in the manner set forth on Exhibit E, including by furnishing an Owner’s Affidavit to the Title Company, at Closing, in the form attached hereto as Exhibit E-1; provided, however, that the Seller affirmatively agrees to cure or otherwise remedy items 1 – 6, 9, 16, 17 and 19 set forth on Schedule B, Section 2 of the Title Commitment (For purposes of this Section 6.21, “cure or otherwise remedy” shall mean to release, satisfy, remove or take other action to enable the Buyer to obtain title insurance with coverage over, or without exception for, such item.). In addition, the Seller has requested that the Registrar of Titles of Hennepin County, Minnesota issue an “exchange certificate” removing the easement referenced in Item 11 of the Title Commitment from the Certificate of Title. The Seller will use its best efforts to work with the Registrar of Titles to have such Item removed from the Certificate of Title, including, if necessary, continuing such efforts following Closing, at the Seller’s expense. All title exceptions not listed on Exhibit E are hereby approved by the Buyer and are deemed to be Permitted Encumbrances. The Buyer shall accept title to the Owned Real Property subject to all such matters reflected on the Pro Forma ALTA Owner’s Policy No. 462391, a copy of which is attached hereto as Exhibit E-2 (other than Schedule B, Item 9 relating to bankruptcy matters). The premium (and any extra cost for any deletions, modifications or endorsements) for the Title Policy shall be paid for by the Buyer at the Closing. Notwithstanding the foregoing, the cost of recording releases of any mortgage or other liens, or of any other instruments, that are not Permitted Encumbrances, as well as the cost of any title curative endorsements shall be borne by the Seller.

(b) The Buyer has received a survey of the Owned Real Property (the “Survey”) prepared by a registered land surveyor or engineer. The Survey is described on Schedule 6.21(b) and has been reviewed by the Buyer. The Buyer has identified for the Seller those matters affecting title to the Owned Real Property and disclosed in the Survey that are disapproved by the Buyer (“Buyer’s Survey Objections”). The Seller has agreed to cure or otherwise remedy by Closing the Buyer’s Survey Objections that are listed on Exhibit F. The cost of the Survey shall be paid for by the Buyer at the Closing, or reimbursed to the Seller, as applicable.

6.22 Termination of Intercompany Accounts. Prior to or at the Closing, the Seller shall take all necessary action to cause all Contracts, commitments or transactions, including all amounts payable or receivable resulting therefrom, between Global Power or any of its Affiliates (other than the Seller), on the one hand, and the Seller, on the other hand, to be satisfied as of the Closing; provided, however, that Global Power and its Affiliates (other than the Seller), on the one hand, and the Seller, on the other hand, shall be permitted to enter into Contracts, commitments or transactions with one another following the Closing.

6.23 Assigned Customer Contracts. Certain of the Assigned Contracts are partially completed customer contracts of the Seller that will, subject to Section 6.8(e), be assigned to the Buyer by the Seller pursuant to this Agreement for which the Seller has already performed a certain portion of such contracts prior to the Closing, and/or the Seller has already billed the customer prior to the Closing for a portion of such contracts, which assigned partially completed customer contracts are set forth on Schedule 2.1(c) under the caption “Assigned Customer Contracts” (such Contracts, the “Assigned Customer Contracts”). The liabilities of the parties in respect of the Assigned Customer Contracts shall be as provided in Section 2.3(b) (Assumed Liabilities) and Section 2.4(b) (Excluded Liabilities).

6.24 Excluded Partially Performed Customer Contracts. Certain of the Excluded Liabilities are uncompleted customer contracts of the Seller that will be retained by the Seller after the Closing because such contracts were already substantially fulfilled and billed by the Seller prior to the Closing. These excluded partially performed customer contracts (the “Excluded Partially Performed Customer

Contracts”) are set forth on Schedule 2.2(d), Part I. The Seller shall retain the Excluded Partially Performed Customer Contracts following the Closing, and will retain the obligations and duties under the Excluded Partially Performed Customer Contracts following the Closing, but shall utilize the Buyer exclusively as the Seller’s agent to perform the services to the customer required to complete the Excluded Partially Performed Customer Contracts following Closing. In order to fulfill any obligation or duty under each Excluded Partially Performed Customer Contract to deliver products to the customer following the Closing, the Seller shall acquire such products exclusively from the Buyer. Further, the Seller shall engage the Buyer, as the Seller’s exclusive agent, to perform any and all services that are required to complete the Excluded Partially Performed Customer Contracts, including the administrative support services set forth on Schedule 6.24(a). The parties anticipate that prior to the Closing, the Seller will issue a purchase order to the Buyer, in respect of each Excluded Partially Performed Customer Contract, to procure such products and services. Such purchase order shall, where applicable, be generally consistent with the form of purchase order placed by the relevant customer on the Seller prior to the Closing and shall be intended to represent an arrangement whereby the Buyer would, subject to the next following sentence concerning payment terms, obtain the post-Closing benefits and assume the post-Closing obligations under the relevant Excluded Partially Performed Customer Contract. The Seller shall compensate the Buyer for all such products and services to complete each Excluded Partially Performed Customer Contract on a time and materials basis. The Buyer shall charge the Seller for time based services at the Seller’s current standard internal cost per hour as set forth on Schedule 6.24(b) plus five percent (5%). The Buyer may increase the standard internal cost per hour chargeable to the Seller by four percent (4%) per annum, effective January 1 of each year. Parts, inventory, subcontracted services, travel, accomodation, and other out-of-pocket costs (grossed up for related foreign Taxes, if any, which are due and from which the Buyer may not be exempted) incurred in the performance of such warranty service shall be invoiced at cost plus five percent (5%). The Seller shall pay such invoices within thirty (30) days of invoice date. The Seller and the Buyer shall cooperate with each other in good faith to ensure that customers party to an Excluded Partially Performed Customer Contract, properly direct to the Seller all payments owed to the Seller thereunder. In the event that through error or mistake, any customer party to an Excluded Partially Performed Customer Contract, directly pays the Buyer for any amount owed by such customer to the Seller under a party to an Excluded Partially Performed Customer Contract, the Buyer shall promptly forward such misdirected amounts to the Seller.

6.25 Excluded Completed Customer Contracts. Certain of the Excluded Liabilities are completed customer contracts for which the product and/or service warranty remains in effect. These excluded completed customer contracts (the “Excluded Completed Customer Contracts”) are set forth on Schedule 2.2(d), Part II.

6.26 Warranty Service. With regard to warranty obligations arising after the Closing in respect of work performed by the Seller prior to the Closing under the Assigned Customer Contracts, the Excluded Partially Performed Customer Contracts and the Excluded Completed Customer Contracts (the “Warranty Obligations”), the Buyer and the Seller agree as follows:

(a) After the Closing, the Buyer shall, subject to the remaining provisions of this Section 6.26, perform the Warranty Obligations on behalf of the Seller, using commercially reasonable efforts to perform the Warranty Obligations in a satisfactory and efficient manner, substantially consistent with the past practice of the Seller in providing warranty service to customers and consistent with the original purchase order under which the applicable Warranty Obligation has arisen.

(b) Each of the Buyer and the Seller shall give reasonably prompt notice to the other of claims made by customers that might reasonably be regarded as relating to Warranty Obligations.

(c) The Buyer shall not incur any costs or expenses in connection with or perform any Warranty Obligations exceeding $10,000 per incident or customer claim (calculated in accordance with Section 6.26(d)) without the prior written consent of the Seller, which shall be granted or withheld based on the Seller’s assessment of the merits of the relevant warranty claim. The Seller shall provide such assessment of the merits of the relevant warranty claim, including whether such consent will be granted or withheld, within thirty (30) days of notice of the relevant warranty claim and related information. In no event shall the Buyer admit liability on behalf of the Seller in respect of any Warranty Obligations.

(d) The Seller shall compensate the Buyer for the proper discharge of the Warranty Obligations on a time and materials basis on the financial terms set forth in Section 6.24 (including the five percent (5%) mark-up referred to therein). Invoices for the discharge of Warranty Obligations by the Seller may be claimed by the Buyer against the General Escrow and/or the Warranty Escrow; provided, however, that, with respect to any such claim, the Buyer shall not be entitled to recover from the General Escrow or the Warranty Escrow to the extent that the Buyer has been compensated directly from the funds of the other.

6.27 Procedure For Resolving Disputes Concerning Customer Contracts or Warranty Service.

(a) Negotiation. The parties shall attempt in good faith to resolve any controversy, claim or dispute arising out of or relating to the parties’ obligations contained in Section 6.23 through Section 6.26 (and any related Section) of this Agreement (a “Customer Contract Dispute”) promptly by negotiation. Either party may give the other party written notice (a “Dispute Notice”) of any Customer Contract Dispute which has not been resolved in the normal course of business. If the Customer Contract Dispute has not been resolved within 30 days after delivery of the Dispute Notice, either party may initiate mediation of the Customer Contract Dispute under Section 6.27(b). All negotiations under this Section 6.27(a) shall be confidential and shall be treated as compromise and settlement negotiations. Nothing said or disclosed, nor any document produced, in the course of such negotiations which is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future litigation.

(b) Mediation. If the Customer Contract Dispute has not been resolved by negotiation as provided in Section 6.27(a), the parties shall make a good faith attempt to settle the Customer Contract Dispute by mediation pursuant to the provisions of this Section 6.27(b) before resorting to litigation or any other dispute resolution procedure. Unless the parties agree otherwise, the mediation shall be conducted in New York, New York, and shall be conducted in accordance with the Commercial Mediation Rules of the American Arbitration Association then in effect. Unless the parties agree otherwise, the mediator shall be a neutral and impartial lawyer with excellent academic and professional credentials who is or has been practicing law for at least 10 years, specializing in either general commercial litigation or general corporate and commercial matters. The costs of the mediation shall be split equally between the Buyer on the one hand and the Seller on the other hand, unless an alternative arrangement is agreed to as part of the mediation. The Buyer on the one hand or the Seller on the other (in either case, the “Initiating Party”) may initiate mediation of the Customer Contract Dispute by giving the other party (the “Recipient Party”) written notice (a “Mediation Notice”) setting forth a list of the names and resumes of qualifications and experience of three impartial persons who the Initiating Party believes would be qualified as a mediator pursuant to the provisions of this Section 6.27(b). If the Initiating Party and the Recipient Party cannot agree on a mediator from the three impartial nominees submitted by the Initiating Party or otherwise cannot agree on another impartial mediator within 10 days after the Recipient Party’s receipt of the Mediation Notice, then the

Recipient Party shall designate a person who the Recipient Party believes would be qualified as a mediator under the provisions of this Section 6.27(b), and the Initiating Party shall designate one of the three impartial persons initially selected by the Initiating Party, and the two persons so designated shall select a third person qualified as a mediator under the provisions of this Section 6.27(b), which third person shall serve as the mediator. Within 30 days after the mediator has been selected as provided above, the parties and their respective attorneys, if any, shall meet with the mediator for one mediation session of at least four hours. If the Customer Contract Dispute cannot be settled at such mediation session or at any mutually agreed continuation thereof, any party may give the other party and the mediator a written notice declaring the mediation process at an end (a “Termination Notice”). Following delivery of a Termination Notice, the parties shall be free to pursue all of their rights and remedies related to the subject matter of the Customer Contract Dispute in a court of competent jurisdiction. All conferences and discussions which occur in connection with the mediation conducted pursuant to this Agreement shall be deemed settlement discussions, and nothing said or disclosed, nor any document produced, which is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future litigation.

6.28 Apportionment. The Buyer and the Seller agree to apportion any liabilities for commissions due to sales representatives engaged by the Seller in connection with the Assigned Customer Contracts so that they each shall bear a proportion of such liabilities corresponding to the percentage of revenues received and to be received under the Contract in respect of which the applicable sales representative has been engaged.

ARTICLE VII

CONDITIONS TO CLOSING

7.1 Conditions to Obligations of the Parties. The respective obligations of the Seller and the Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver if permitted by applicable Law) at or prior to the Closing of each of the following conditions:

(a) none of the parties hereto will be subject to any Order that prohibits the consummation of the transactions contemplated by this Agreement; and

(b) any waiting period (and any extension of such period) under any antitrust or competition Law and by any antitrust or competition authority applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated.

7.2 Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following additional conditions:

(a) the representations and warranties of the Buyer set forth in this Agreement will be true and correct in all material respects (provided that any representation or warranty of the Buyer contained herein that is subject to a materiality or similar qualification shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date);

(b) each of the agreements and covenants of the Buyer to be performed and complied with by the Buyer pursuant to this Agreement prior to or as of the Closing Date will have been duly performed and complied with in all material respects; and

(c) the Buyer will have delivered to the Seller the items required by Section 3.3.

7.3 Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following conditions:

(a) the representations and warranties of the Seller set forth in this Agreement will be true and correct in all material respects (provided that any representation or warranty of the Seller contained herein that is subject to a materiality, Material Adverse Effect or similar qualification shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date);

(b) each of the agreements and covenants of the Seller to be performed and complied with by the Seller pursuant to this Agreement prior to or as of the Closing Date will have been duly performed and complied with in all material respects;

(c) the Seller will have obtained and delivered to the Buyer the Consents listed on Schedule 7.3, and the same shall be in full force and effect; and

(d) the Seller will have delivered or will have caused to be delivered to the Buyer the items required by Section 3.2.

ARTICLE VIII

TERMINATION OF AGREEMENT

8.1 Termination. Notwithstanding any other provision of this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing Date:

(a) by the mutual written consent of the parties;

(b) by the Buyer, on the one hand, or the Seller, on the other hand, upon written notice to the other party, if the transactions contemplated by this Agreement have not been consummated on or prior to October 31, 2011, unless such failure of consummation shall be due to the failure of the party seeking such termination to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party;

(c) by the Buyer, on the one hand, or the Seller, on the other hand, by written notice to the other party if there has been a material breach (for which written notice and a reasonable opportunity to cure has been provided) by the other party of any of its representations, warranties, covenants or agreements contained herein;

(d) by the Buyer, on the one hand, or the Seller, on the other hand, if there is a breach by the other party that causes a Material Adverse Effect that cannot reasonably be expected to be cured prior to the date referred to in Section 8.1(b); and

(e) by the Buyer, on the one hand, or the Seller, on the other hand, upon written notice to the other party, if a Governmental Authority of competent jurisdiction has issued an Order or any other action permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Order has become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause has used its reasonable best efforts to remove such Order.

8.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall become void and have no effect, and no party will have any liability or any further obligation to any other party, except as provided in this Section 8.2 and except that nothing herein releases, or may be construed as releasing, any party hereto from any liability or damage to any other party hereto arising out of the breaching party’s breach in the performance of any of its covenants, agreements, duties or obligations arising under this Agreement. The obligations of the parties to this Agreement under Section 6.2 (Reasonable Access; Confidentiality) (as such Section relates to confidentiality), Section 6.3 (Publicity), the last sentence of Section 6.11 (Letters of Credit), this Section 8.2 (Effect of Termination), Section 10.2 (Expenses) and Section 10.11 (Governing Law) and Article IX (Remedies) will survive any termination of this Agreement.

ARTICLE IX

REMEDIES

9.1 Survival. The representations, warranties, covenants and agreements of the Seller, on the one hand, and the Buyer, on the other hand, contained in this Agreement (including the Schedules and Exhibits attached hereto and the certificates delivered pursuant hereto) will survive the Closing Date but only to the extent specified below:

(a) all covenants and agreements contained in this Agreement (including the Schedules and Exhibits attached hereto and the certificates delivered pursuant hereto) that contemplate performance thereof following the Closing Date shall survive the Closing Date in accordance with their terms; and

(b) the representations and warranties contained in this Agreement (including the Schedules and Exhibits attached hereto and the certificates delivered pursuant hereto) shall survive the Closing Date until the date that is eighteen (18) months following the Closing Date, at which point such representations and warranties and any claim for indemnification on account thereof shall terminate, except for Claims pending as of the date that is eighteen (18) months following the Closing Date; provided, however, that the representations and warranties of the Seller in Sections 4.1 (Organization; Good Standing), 4.2 (Authority), 4.17 (Personal Property) (but only the first sentence thereof), 4.21 (Title to Assets) and 4.23 (Brokers) and the representations and warranties of the Buyer in Sections 5.1 (Organization; Authority) and 5.6 (Brokers) shall survive the Closing indefinitely, the representations and warranties of the Seller in Section 4.9 (Employee Benefit Plans) shall survive the Closing until the fifth (5th) anniversary of the Closing Date, and the representations and warranties of the Seller in Section 4.5 (Taxes) and Section 4.14 (Environmental, Health, and Safety Matters) shall survive the Closing until forty-five (45) days following the expiration of the statute of limitations applicable to the subject matter addressed thereunder.

No claim for indemnification may be asserted against either party for breach of any representation, warranty, covenant or agreement contained herein unless written notice of such claim in accordance with Section 9.6(a) is received by such party on or prior to the date on which the representation, warranty, covenant or agreement on which such claim is based ceases to survive as set forth in this Section 9.1.

9.2 Indemnification by the Buyer. Subject to Section 9.5, from and after the Closing Date, the Buyer shall indemnify and hold harmless the Seller and its Affiliates and their respective successors and assigns, directors, managers, officers, employees, equity holders and agents (collectively, the “Seller

Indemnitees”) from and against, and will pay to the Seller Indemnitees the amount of, any and all liabilities, damages, penalties, fines, judgments, awards, settlements, fees (including reasonable investigation fees), expenses (including reasonable attorneys’ fees) and disbursements, including any punitive, consequential, incidental, indirect, exemplary or special damages (collectively, “Losses”) actually incurred by any of the Seller Indemnitees following the Closing Date arising out of, based upon or in connection with: (a) any breach of or inaccuracy in the representations and warranties of the Buyer contained in this Agreement; (b) any breach of the covenants or agreements of the Buyer contained in this Agreement; or (c) the Assumed Liabilities.

9.3 Indemnification by the Seller. Subject to Section 9.5, from and after the Closing Date, the Seller shall indemnify and hold harmless the Buyer and its Affiliates and their respective successors and assigns, directors, managers, officers, employees, equity holders and agents (collectively, the “Buyer Indemnitees”) from Losses actually incurred by any Buyer Indemnitee following the Closing Date arising out of, based upon or in connection with: (a) any breach of or inaccuracy in the representations and warranties of the Seller contained in this Agreement; (b) any breach of the covenants or agreements of the Seller contained in this Agreement; or (c) the Excluded Liabilities.

9.4 Exclusive Remedy. From and after the Closing Date, the exclusive remedies of any Seller Indemnitee or Buyer Indemnitee for any Losses based upon, arising out of or otherwise in respect of the matters set forth in this Agreement are the indemnification obligations of the parties set forth in this Article IX and Section 6.11; provided, however, that the foregoing shall not apply to intentional misrepresentations or fraud. The provisions of this Section 9.4 shall not, however, prevent or limit (i) a cause of action under Section 9.7 to obtain an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof or (ii) claims under Section 6.27.

9.5 Limitations on Indemnification. Notwithstanding anything in this Agreement to the contrary, the right to indemnification pursuant to this Article IX is limited as follows:

(a) The Buyer Indemnitees shall be entitled to indemnification pursuant to clause (a) of Section 9.3 to the extent (but only to the extent) that the aggregate amount of all Losses suffered by the Buyer Indemnitees exceeds one percent (1%) of the Initial Purchase Price (the “Basket”), and then only to the extent of the excess up to a maximum of twenty percent (20%) of the Initial Purchase Price until the first (1st) anniversary of the Closing Date and ten percent (10%) of the Initial Purchase Price thereafter (the “Cap”); provided, however, that neither the Basket nor the Cap shall apply to any Losses related to breaches of any of the Seller Fundamental Representations. For the avoidance of doubt, neither the Basket nor the Cap shall apply to any Losses related to (i) breaches of any covenants or agreements of the Seller contained in this Agreement, (ii) the Excluded Liabilities or (iii) the Excluded Assets.

(b) The Buyer Indemnitees’ right to indemnification pursuant to Section 9.3 on account of any Losses will be reduced by (i) all insurance proceeds or other third-party indemnification proceeds received by the Buyer Indemnitees, (ii) all insurance proceeds received by the Buyer Indemnitees under the Environmental Insurance Policy, and (iii) the net amount of any Tax Savings realized by the Buyer Indemnitees by reason of such Losses. The Buyer Indemnitees shall use commercially reasonable best efforts to (x) claim and recover any Losses suffered by the Buyer Indemnitees under the Environmental Insurance Policy prior to seeking indemnification under this Article IX and (y) claim and realize all such Tax savings. Promptly after the realization of any insurance proceeds, indemnity, Tax savings, contribution or other similar payment, the Buyer Indemnitees shall reimburse the Seller for the reduction in Losses for which the Buyer Indemnitees were indemnified prior to the realization of reduction of such Losses.

(c) The Seller Indemnitees shall be entitled to indemnification pursuant to clause (a) of Section 9.2 to the extent (but only to the extent) that the aggregate amount of all Losses suffered by the Seller Indemnitees exceeds the Basket, and then only to the extent of the excess up to a maximum of the Cap; provided, however, that neither the Basket nor the Cap shall apply to any Losses related to breaches of any of the Buyer Fundamental Representations. For the avoidance of doubt, neither the Basket nor the Cap shall apply to any Losses related to (i) breaches of any covenants or agreements of the Buyer contained in this Agreement, (ii) the Assumed Liabilities or (iii) the Purchased Assets.

(d) The Seller Indemnitees’ right to indemnification pursuant to Section 9.2 on account of any Losses will be reduced by (i) all insurance proceeds or other third-party indemnification proceeds received by the Seller Indemnitees, (ii) all insurance proceeds received by the Seller Indemnitees under the Environmental Insurance Policy, and (iii) the net amount of any Tax Savings realized by the Seller Indemnitees by reason of such Losses. The Seller Indemnitees shall use commercially reasonable best efforts to (x) claim and recover any Losses suffered by the Seller Indemnitees under the Environmental Insurance Policy prior to seeking indemnification under this Article IX and (y) claim and realize all such Tax savings. Promptly after the realization of any insurance proceeds, indemnity, Tax savings, contribution or other similar payment, the Seller Indemnitees shall reimburse the Buyer for the reduction in Losses for which the Seller Indemnitees were indemnified prior to the realization of reduction of such Losses.

(e) The Buyer Indemnitees shall not be entitled to indemnification pursuant to Section 9.3 for Losses to the extent that any Buyer Indemnitee has been compensated therefor pursuant to Section 2.6.

(f) The Buyer Indemnitees shall take, and cause their Affiliates to take, commercially reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

(g) The General Escrow Fund established by the General Escrow will be the sole and exclusive remedy of the Buyer Indemnitees for any Claims under Section 9.3(a), except for Claims due to a breach of the Seller Fundamental Representations, and the Buyer Indemnitees will not seek recourse against the Seller with respect to any Claims under Section 9.3(a), except for Claims due to a breach of the Seller Fundamental Representations.

9.6 Procedures. Except as set forth in Section 6.27, the following procedures shall apply to claims under this Agreement:

(a) Notice of Losses. As soon as reasonably practicable after an indemnitee (an “Indemnitee”) has actual knowledge of any claim that it has under this Article IX that could reasonably be expected to result in an indemnifiable Loss (a “Claim”), the Indemnitee shall give written notice thereof (a “Claims Notice”) to the party responsible for indemnification (the “Indemnitor”). A Claims Notice must describe the Claim in reasonable detail, and indicate the amount (estimated in good faith, as necessary and to the extent feasible) of the Loss that has been or may be suffered by the applicable Indemnitee. No delay or failure to give a Claims Notice by the Indemnitee pursuant to this Section 9.6(a) will adversely affect any of the other rights or remedies that the Indemnitee has under this Agreement, or alter or relieve an Indemnitor of its obligation to indemnify the applicable Indemnitee except to the extent that they are materially prejudiced thereby. The Indemnitor shall respond to the Indemnitee (a “Claim Response”) within sixty (60) days (the “Response Period”) after the date that the Claims Notice is sent by the

Indemnitee. Any Claim Response must specify whether or not the Indemnitor disputes the Claim described in the Claims Notice. If the Indemnitor fails to give a Claim Response within the Response Period, the Indemnitor shall be deemed not to dispute the Claim described in the related Claims Notice. If the Indemnitor elects not to dispute a Claim described in the related Claims Notice, whether by failing to give a timely Claim Response or otherwise, then the amount of Losses alleged in such Claims Notice will be conclusively deemed to be an obligation of the relevant Indemnitor, and the relevant Indemnitor shall satisfy such obligation within thirty (30) days after the last day of the applicable Response Period the amount specified in the Claims Notice. If the Indemnitor delivers a Claim Response within the Response Period indicating that it disputes one or more of the matters identified in the Claims Notice, a representative of the Buyer and a representative of the Seller shall promptly meet and use their commercially reasonable efforts to settle the dispute. The Buyer and the Seller shall cooperate with and make available to the other party and its respective representatives all information, records and data, and shall permit reasonable access to its facilities and personnel, as may be reasonably required in connection with the resolution of such disputes. If the Buyer’s representative and the Seller’s representative are unable to reach agreement within thirty (30) days after the conclusion of the Response Period, then either the Buyer or the Seller may resort to other legal remedies subject to the limitations set forth in this Article IX and the provisions of Section 10.11.

(b) Claims without Determinable Losses. Subject to the limitations set forth in this Article IX, if any Indemnitee believes in good faith that it has a Claim the amount of which cannot reasonably be determined, such Indemnitee, as soon as reasonably practicable after it becomes aware of such Claim, shall notify the Indemnitor by means of a Claims Notice that contains the information required by Section 9.6(a) and a good faith estimate, if possible, of the Indemnitee’s calculation of the Losses incurred by the applicable Indemnitees with respect thereto. The failure by the Indemnitee to promptly deliver a Claims Notice under this Section 9.6(b) will not adversely affect the applicable Indemnitees’ rights hereunder except to the extent the Indemnitor is prejudiced thereby.

(c) Opportunity to Defend Third-Party Claims. In the event of any claim by a third party against an Indemnitee for which indemnification is available hereunder, the Indemnitor has the right, exercisable by written notice to the Indemnitee, within sixty (60) days of receipt of a Claims Notice from the Indemnitee to assume and conduct the defense of such claim with counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee, with such fees and expenses to be satisfied by the Indemnitor. If the Indemnitor has assumed such defense as provided in this Section 9.6(c), the Indemnitor will not be liable for any legal expenses subsequently incurred by any Indemnitee in connection with the defense of such claim. If the Indemnitor does not assume the defense of any third-party claim in accordance with this Section 9.6(c), the Indemnitee may continue to defend such claim at the sole cost and expense of the Indemnitor (subject to the limitations set forth in this Article IX) and the Indemnitor may still participate in, but not control, the defense of such third-party claim at the Indemnitor’s sole cost and expense. The Indemnitee shall not consent to a settlement of, or the entry of any judgment arising from, any such claim, without the prior written consent of the Indemnitor (such consent not to be unreasonably withheld, conditioned or delayed). Except with the prior written consent of the Indemnitee (such consent not to be unreasonably withheld, conditioned or delayed), no Indemnitor, in the defense of any such claim, will consent to the entry of any judgment or enter into any settlement that (i) provides for injunctive or other nonmonetary relief affecting the Indemnitee or (ii) does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnitee and its Affiliates of a release from all liability with respect to such claim or litigation. In any such third-party claim, the party responsible for the defense of such claim (the “Responsible Party”) shall keep, to the extent reasonably requested by the other party, such other party informed as to the status of such claim, including all settlement negotiations and offers. Each Indemnitee shall use all commercially reasonable efforts to make available to the Indemnitor and its representatives, all books and records of the Indemnitee relating to such third-party claim and shall reasonably cooperate with the Indemnitor in the defense of such third-party claim.

(d) Settlement of Third-Party Claims. The Responsible Party shall promptly notify the other party of each settlement offer with respect to a third-party claim. Such other party shall promptly notify the Responsible Party whether or not such party is willing to accept the proposed settlement offer. If the Indemnitor is willing to accept the proposed settlement offer but the Indemnitee refuses to accept such settlement offer, then if (i) such settlement offer requires only the payment of money damages and provides a complete release of all Indemnitees that are a party to such third-party claim and their Affiliates with respect to the subject matter thereof and (ii) the Indemnitor agrees in writing that the entire amount of such proposed settlement constitutes Losses for which the relevant Indemnitor is responsible and shall satisfy in full, subject to the limitations contained in this Article IX, then the amount payable to the Indemnitees with respect to such third-party claim will be limited to the amount of such settlement offer subject to the limitations contained in this Article IX. If any such settlement offer is made to any claimant and rejected by such claimant, the amount payable to an Indemnitee with respect to such claim will not be limited to the amount of such settlement offer but will remain subject to all other limitations set forth in this Agreement.

9.7 Equitable Remedies. Each party’s obligation under this Agreement is unique. Notwithstanding any other provision of the Agreement, if either party should breach its covenants or agreements under this Agreement, the parties each acknowledge and agree the non-breaching party, in addition to any other available rights or remedies it may have under the terms of this Agreement, may sue in equity for remedies other than at Law, including injunction and specific performance, without the necessity of posting bond or other security.

9.8 Treatment of Payments. Payments made under this Article IX will be treated as Purchase Price adjustments for Tax purposes unless otherwise required by applicable Law.

ARTICLE X

MISCELLANEOUS

10.1 Interpretation of Representations. Each representation and warranty made in this Agreement or pursuant hereto is independent of all other representations and warranties made by the same parties, whether or not covering related or similar matters, and must be independently and separately satisfied.

10.2 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the transactions contemplated hereby are to be paid by the party incurring such expenses except as expressly provided herein.

10.3 Successors and Assigns. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and assigns, but is not assignable by either party without the prior written consent of the other party.

10.4 Third-Party Beneficiaries. Other than as set forth in Sections 6.10 (Employees), 6.11 (Letters of Credit), 6.12 (Non-Use of Excluded Assets; Agreement Not to Compete by the Buyer), 9.2

(Indemnification by the Buyer) and 9.3 (Indemnification by the Seller), each party intends that this Agreement does not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto. The Buyer acknowledges that Global Power and Braden are third party beneficiaries of the Buyer’s covenants in Sections 6.11 (Letters of Credit), 6.12 (Non-Use of Excluded Assets; Agreement Not to Compete by the Buyer) and 9.2 (Indemnification by the Buyer) and that Global Power is a third party beneficiary of the Buyer’s covenant in Section 6.10 (Employees). The Seller acknowledges that Hamon is a third party beneficiary of the Seller’s covenants in Section 6.13 (Agreement Not to Compete by the Seller).

10.5 Further Assurances. The parties shall execute or cause their respective Affiliates to execute such further documents and instruments and take or cause their respective Affiliates to take such further actions as may reasonably be necessary to carry out the intent of this Agreement. Each party shall cooperate affirmatively with the other party, to the extent reasonably requested by such other party, to enforce rights and obligations herein provided.

10.6 Notices. Any notice, request, consent, claim, demand, waiver or communication required or permitted to be given by any provision of this Agreement will be deemed to have been sufficiently given or served for all purposes (a) when personally delivered (with written confirmation of receipt), (b) when received if sent by a nationally recognized overnight courier service to the recipient at the address below indicated, (c) on the third (3rd) day after the date sent by registered or certified mail, return receipt requested, postage prepaid, or (d) on the date sent by facsimile or electronic mail with confirmation of transmission if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient:

if to the Seller:	Deltak, L.L.C. c/o Global Power Equipment Group Inc. 400 E. Las Colinas Boulevard Irving, Texas 75039 Attention: Corporate Secretary Fax: (918) 274-2355 Email: CorporateSecretary@globalpower.com

with a copy, which shall not constitute notice, to:	Thompson Hine LLP 335 Madison Avenue, 12th Floor New York, New York 10017-4611 Attention: Stuart Welburn Fax: (212) 344-6101 Email: Stuart.Welburn@ThompsonHine.com

if to the Buyer:

Hamon Acquisitions, Inc.

c/o Hamon Corporation

Hamon Corporate Plaza

58 East Main Street

Somerville, New Jersey 08876

Attention: William P. Dillon

Fax: (908) 333-2152

Email: william.dillon@hamonusa.com

with a copy, which shall not constitute notice, to:	Place Maurice Hamon Rue Emile Francqui 2 B-1435 Mont-St-Guibert Belgium 3210390473 Attention: Michele Vrebos Fax: 00 32 10 39 04 01 Email: michele.vrebos@hamon.com

with a copy, which shall not constitute notice, to:	Ballard Spahr LLP 1735 Market Street, 51st Floor Philadelphia, Pennsylvania 19103 Attention: Gerald J. Guarcini Fax: (215) 864-8999 Email: guarcini@ballardspahr.com or to such other address, email address or facsimile number as either party may, from time to time, designate in a written notice given in like manner.

10.7 Complete Agreement. This Agreement and the Schedules and Exhibits hereto and the other documents delivered by the parties in connection herewith, together with the Confidentiality Agreement, contain the complete agreement between the parties with respect to the transactions contemplated hereby and thereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

10.8 Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, clause, Schedule and Exhibit references are to this Agreement unless otherwise specified.

10.9 Amendment. This Agreement may be amended or modified only by an instrument in writing duly executed by the Seller and the Buyer.

10.10 Waiver. Any of the terms or conditions of this Agreement that may be lawfully waived may be waived in writing at any time by each party, at its sole discretion, that is entitled to the benefits thereof. Any waiver of any of the provisions of this Agreement by any party will be binding only if set forth in an instrument in writing signed on behalf of such party. No failure to enforce any provision of or right under this Agreement will be deemed to or will constitute a waiver of such provision or right and no waiver of any of the provisions of this Agreement will be deemed to or will constitute a waiver of any other provision hereof (whether or not similar) nor will such waiver constitute a continuing waiver.

10.11 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the internal laws of the State of Delaware without regard to any choice or conflict of law or choice of forum provision, rule or principle (whether of the State of Delaware or any other jurisdiction) that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The parties hereby irrevocably (a) submit themselves to the non-exclusive jurisdiction of the state and federal courts sitting in the State of Delaware, and (b) waive the right and hereby agree not to assert by way of motion, as a defense or otherwise in any action, suit or proceeding brought in any such court, any claim that it is not subject to the jurisdiction of such court, that such action, suit or proceeding is brought in an inconvenient forum or that the venue of such action, suit or proceeding is improper. Each party also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 10.6.

10.12 Negotiated Agreement. The parties hereby acknowledge that the terms and language of this Agreement were the result of negotiations among the parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any particular party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

10.13 Counterparts. This Agreement may be executed in counterparts (delivery of which may occur via facsimile or .pdf), each of which shall be binding as of the date first above written, and, when delivered, all of which will be deemed an original but all of which will constitute but one instrument.

10.14 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

10.15 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any term or other provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid, illegal or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

DELTAK, L.L.C.

By:	/s/ Dean Glover
Name: Dean Glover
Title: President

HAMON ACQUISITIONS, INC.

By:	/s/ William Dillon
Name: William Dillon
Title: President and Chief Executive Officer